UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Endeavour International Corporation

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1001 Fannin Street, Suite 1600
Houston, Texas 77002
April 14, 2011
Dear Stockholder:
     We cordially invite you to attend Endeavour’s Annual Meeting of Stockholders, which will be held on Thursday, May 26, 2011, at 10:00 a.m., Central Daylight Time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010. In addition to acting on the matters outlined in the enclosed proxy, you will hear a report on our business and have the opportunity to meet with our directors and executives.
     Your vote is important to us. Whether or not you plan to attend the meeting in person, we encourage you to vote so that your shares will be represented. If you do attend the Annual Meeting, you may revoke your proxy should you wish to vote in person.
     We look forward to seeing you at the Annual Meeting and greatly appreciate your continued support.

Sincerely,

William L. Transier
Chairman, Chief Executive Officer and President

Notice of Annual Meeting of Stockholders
To be Held May 26, 2011

Dear Stockholder:
You are cordially invited to attend the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of Endeavour International Corporation, a Nevada corporation (the “Company”), which will be held on Thursday, May 26, 2011, at 10:00 a.m., Central Daylight Time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010. The Annual Meeting will be held for the following purposes:
1.	To elect three Class I directors whose term will expire in 2014;

2.	To ratify the appointment of KPMG LLP (“KPMG”)as independent registered public accounting firm for the Company for the year ending December 31, 2011;

3.	To approve, by non-binding vote, executive compensation;

4.	To recommend, by non-binding vote, the frequency of executive compensation votes;

5.	To transact such other business as may properly come before such meeting or any adjournment(s) or postponement(s) thereof.
The close of business on March 31, 2011 has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof. The approximate date on which this proxy statement and form of proxy are first being sent or given to stockholders is April 18, 2011.
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we ask that you sign and return the enclosed proxy or vote via the telephone or the Internet as promptly as possible to ensure that your shares will be represented. Please see the enclosed proxy card for specific instructions. Your Internet and telephone votes may be cast up until 11:59 p.m, Eastern Daylight Time, on the evening of May 25, 2011. A self-addressed, postage paid envelope has been enclosed for your convenience if you wish to vote by mail. If you attend the meeting, you may withdraw any previously given proxy and vote your shares in person.

By Order of the Board of Directors,

Andrea F. Sigerseth
April 14, 2011	Secretary

Important Notice Regarding the Availability of Proxy Materials
For the Annual Meeting of Stockholders to be Held on May 26, 2011
The Notice of Annual Meeting of Stockholders, our Proxy Statement and our Annual Report are available at
www.proxyvote.com

Endeavour International Corporation
Proxy Statement
Table of Contents

Summary of Proposals Submitted for Vote	- 2 -
Proposal One — Election of Directors	- 3 -
Proposal Two — Ratification of Independent Registered Public Accounting Firm	- 6 -
Proposal Three — Advisory (Non-Binding) Vote Approving Executive Compensation	- 7 -
Proposal Four — Advisory (Non-Binding) Vote Determining the Frequency of Advisory Vote on Executive Compensation	- 8 -
Executive Officers	- 9 -
Corporate Governance	- 10 -
Compensation Discussion and Analysis	- 19 -
Executive Compensation	- 32 -
Compensation Committee Report on Executive Compensation	- 40 -
Report of the Audit Committee	- 41 -
Security Ownership of Certain Beneficial Owners and Management	- 42 -
Section 16(a) Beneficial Ownership Reporting Compliance	- 45 -
Some Questions You May Have Regarding this Proxy Statement	- 45 -
Deadlines for Stockholder Proposals for Next Year’s Annual Meeting	- 49 -
Other Matters	- 49 -
Additional Information about Us	- 50 -

Endeavour International Corporation
Proxy Statement

Summary of Proposals Submitted for Vote
Proposal One — Election of Directors
At the Annual Meeting you will be asked to elect to the Board of Directors the three persons nominated by the Board of Directors. The three nominees are to be elected for a three-year term.
Proposal Two — Ratification of Independent Registered Public Accounting Firm
At the Annual Meeting you will be asked to ratify the audit committee’s appointment of KPMG as the company’s independent registered public accounting firm for the year 2011.
Proposal Three — Advisory (Non-Binding) Vote Approving Executive Compensation
At the Annual Meeting you will be asked to approve, by non-binding vote, the compensation of our executives as described under “Compensation Discussion and Analysis — Executive Compensation” in this proxy statement.
Proposal Four — Advisory (Non-Binding) Vote Determining the Frequency of Advisory Votes on Executive Compensation
At the Annual Meeting you will be asked to determine, by non-binding vote, the frequency by which the stockholders will have the opportunity to vote on executive compensation. Stockholders will be asked to vote on a frequency of one, two or three years or abstain.
The Board of Directors unanimously recommends that the stockholders vote
FOR proposals one, two and three listed above and;
The Board of Directors unanimously recommends that the stockholders select
THREE YEARS on proposal four.

The foregoing are only summaries of the proposals.
You should review the full discussion of the proposals in this proxy statement before casting your vote.

Proposal One — Election of Directors
Structure of the Board
Our Amended and Restated Bylaws provide for one to fifteen directors (as determined by resolution of the Board of Directors) to be divided into three classes consisting of Class I, Class II and Class III directors, whose terms of office are currently scheduled to expire, respectively, on the dates of our annual meetings of stockholders in 2011, 2012 and 2013. Our Board of Directors has currently fixed the number of directors at seven, consisting of three Class I members, three Class II members and one Class III member.
Proposal
Three directors are to be elected at the 2011 Annual Meeting. The three nominees, who are current members of the board, are to be elected as Class I directors for a three-year term expiring at our annual meeting of stockholders in 2014. Each such director will hold office until his or her successor is duly elected and qualified. There is no cumulative voting in the election of directors and the Class I directors will be elected by a plurality of the votes cast at the Annual Meeting.
Nominees for Election and Continuing Directors
The following table sets forth information regarding the names, ages and principal occupations of the nominees and the continuing directors, directorships in other companies held by them and the length of continuous service as a director of the Company:

Nominees for Election at the Annual Meeting
Class I Director	Principal Occupation and Directorships	Age

John B. Connally III	Independent oil and gas investor; Chairman, CEO and President of Gulf United Energy, Inc; Founder and Principal of Pure Gas Partners, Ltd., Former Director of Pure Energy Group, Inc.; Director of the Company since May 2002 and Lead Director since September 2010.	64

Charles J. Hue Williams	Consultant to Lambert Energy Advisory Limited; Director of Lambert Energy Advisory Limited since 2006; Non-Executive Director at Wicken Company Ltd. U.K. Director of the Company since April 2007.	68

William L. Transier	Chief Executive Officer and President of the Company since 2004; Director of Cal Dive International, Inc. since December 2006, Helix Energy Solutions Group, Inc. since October 2000 and Reliant Resources, Inc. (now GenOn Energy Inc.) from December 2006 until May 2009; Director of the Company since February 2004 and Chairman of the Board since October 2006.	56

Continuing Directors
Class II Director	Principal Occupation and Other Directorships	Age

Nancy K. Quinn	Principal of Hanover Capital LLC, a privately-owned advisory firm providing financial and strategic services primarily within the energy industry since July 1996; Director of Atmos Energy Corporation since 2004; Director of Helix Energy Solutions Group, Inc. since February 2009; Director of the Company since March 2004.	57

John N. Seitz	Director of ION Geophysical Corporation since 2003; Director of Gulf United Energy since January 2011; Member of Board of Managers of Constellation Energy Partners, LLC; Director of the Company since February 2004 and Vice Chairman of the Board since October 2006;	59

Sheldon R. Erikson	Chairman of the Board of Directors of Cameron International Corporation since 1996; Director of Rockwood Holdings Inc. since 2006; Director of the Company since February 2010.	69

Class III Director	Principal Occupation and Other Directorships	Age

Leiv L. Nergaard	Partner, Norscan Partners AS since January 2007; Director of Yara International ASA since March 2004; Deputy Chairman of the Board of the Norwegian German Chamber of Commerce; Senior Advisor at both Norsk Hydro ASA and Greenhill & Company International LLP; Director of the Company since November 2008.	66
Each of the nominees and directors named above has been engaged in the principal occupation set forth opposite his or her name for the past five years except:
Mr. Seitz served as co-chief executive officer of the Company from February 2004 to October 2006.
Mr. Transier served as co-chief executive officer of the Company from February 2004 to October 2006.
Mr. Nergaard became a director of the Company in November 2008. He was chairman of the board of directors for Storebrand ASA from October 2000 until June 2009. He was chairman of the Board of Rieber & Son ASA from April 2000 to March 2006, chairman of the Norwegian industry and commerce securities market committee until January 2011, a board member and chairman of the audit committee of Yara International ASA since 2004 and a Senior Advisor to Greenhill & Company International, LLP since 2006. He is also deputy chairman of the board of the Norwegian German Chamber of Commerce.

Review of Directors and Director Nominees
Each of our current directors and director nominees brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas. Set forth below are the conclusions reached by the Board with regard to its directors and director nominees.
Mr. Erikson brings his many years of energy industry experience, knowledge and insight to the Board. Mr. Erikson’s experience in the design, engineering and marketing of energy products and services are especially valuable to the Company. Mr. Erikson also brings over twenty years of corporate governance experience to the Board.
Mr. Nergaard brings his extensive background in Scandinavian and European energy and financial markets to the board. Mr. Nergaard qualifies as an audit committee financial expert under SEC guidelines.
Mr. Connally brings his many years of experience as a successful independent oil and gas investor and businessman to the Board. As the founder of several oil and gas exploration and production companies, Mr. Connally is well versed in our industry. Mr. Connally qualifies as an audit committee financial expert under SEC guidelines.
Mr. Transier serves as our Chief Executive Officer and President and brings his invaluable perspective as our top executive officer to the Board. Mr. Transier also brings his 35 years of experience in the energy industry to the Board, including a strong financial foundation from his experience as a CPA, partner in an international accounting firm and CFO prior to founding and leading Endeavour.
Mr. Hue Williams brings his extensive background in the oil and gas industry and financial markets in the United Kingdom to the Board. Mr. Hue Williams also brings many years of experience in governance and compliance to the Board.
Ms. Quinn brings her many years of experience in the U.S. financial services industry as well as her superior business leadership skills to the Board. Ms. Quinn qualifies as an audit committee financial expert under SEC guidelines.
Mr. Seitz brings his many years of experience in executive and management roles within the oil and gas industry to the Board. Mr. Seitz also brings his knowledge and expertise as a petroleum geologist to the Board.
Board of Directors Recommendation
The Board of Directors recommends voting “FOR” the
election of each of the director nominees.

Proposal Two — Ratification of Independent Registered Public Accounting Firm
Reasons for the Proposal
The Audit Committee of the Board of Directors has appointed KPMG as independent registered public accounting firm for the Company for the year ending December 31, 2011. The submission of this matter for ratification by stockholders is not legally required; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. If the stockholders do not ratify the appointment of KPMG, the selection of such firm as independent public accountants for the Company will be reconsidered by the Audit Committee. Even after such reconsideration, however, the Audit Committee would not be required to appoint a different independent registered public accounting firm. Moreover, even if the stockholders ratify the appointment of KPMG, the Audit Committee will not be prevented from appointing a different independent registered public accounting firm.
KPMG served as our independent registered public accounting firm for the audit of our financial statements for the year ending December 31, 2010. We initially engaged KPMG in 2004. A representative from KPMG is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.
Audit and Non-Audit Fees Summary
The total fees billed by KPMG for fiscal years 2010 and 2009 consisted of:

	2010	2009

Audit Fees (1)	1,240,453	$1,226,296

Audit-Related Fees (2)	171,000	10,000
Tax Fees (3)	$175,756	$308,862
All Other Fees	—	—

(1)	Audit fees relate to professional services rendered for the audit of the annual financial statements on Form 10-K, the review of financial statements included in quarterly reports on Form 10-Q and audit services provided in connection with statutory and regulatory filings, including audit of internal controls over financial reporting.

(2)	Audit-related fees relate to professional services rendered for registration statements and offerings.

(3)	Tax fees relate to professional services rendered related to international and U.S. tax compliance and /or consulting.
The Audit Committee approved 100% of the fees paid to KPMG for audit, audit-related, tax and other fees and pre-approves all non-audit services to be performed by our principal accountant in accordance with the Audit Committee charter.
Board of Directors Recommendation
The Board of Directors recommends voting “FOR” the
ratification of KPMG as independent registered public
accounting firm.

Proposal Three — Advisory (Non-Binding) Vote Approving Executive Compensation
Proposal
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), requires us to hold a separate, non-binding advisory stockholder vote on the Company’s executive compensation as described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement beginning on page 19 (this vote is commonly known as the “say on pay” proposal). Even though this advisory resolution is non-binding on the Board of Directors, the Board and Compensation Committee will review and consider the voting results when making future decisions regarding executive compensation.
As discussed in “Compensation Discussion and Analysis”, the Company’s philosophy reflects the realities of the competitive market in which we operate and the character of our entrepreneurial environment. Our Board and Compensation Committee seek to establish compensation programs for our executive officers that (i) promote the strategic objectives that are critical to our success, (2) align our executives with the interests of stockholders, (3) are competitive with the market and (4) maintain our ability to attract and maintain highly qualified personnel.
We believe, and our Board and Compensation Committee concurs, that our compensation policies and procedures are competitive, are focused on pay for performance principles, and are strongly aligned with the long-term interests of our stockholders for the following reasons, among others:
•	Annual incentive awards are tied to operational, financial and share performance.

•	Our officers have significant alignment of interests with stockholders via our long-term incentive program and share ownership guidelines.

•	Our officers receive limited perquisites.
We urge our stockholders to read the “Compensation Discussion and Analysis” beginning on page 19 of this proxy statement which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers has contributed to the Company’s success.
In accordance with the recently adopted Dodd-Frank Act, we are asking stockholders to approve the following advisory resolution:
     RESOLVED, that the stockholders of Endeavour International Corporation approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which includes the Compensation Disclosure and Analysis and the accompanying compensation tables and related material disclosed in this proxy statement.
Board of Directors Recommendation
The Board of Directors recommends voting “FOR” the
resolution providing advisory approval of the Company’s
compensation of its named
executive officers

Proposal Four — Advisory (Non-Binding) Vote Determining the Frequency of Advisory Votes on Executive Compensation
Proposal
The Dodd-Frank Act also requires that, once every six years, we hold a separate, non-binding advisory stockholder vote with respect to the frequency of the “Say on Pay” proposal. Companies are required to give their stockholders the choice of whether to vote on the “Say on Pay” proposal every one, two or three years. Stockholders may also abstain from making a choice.
After careful consideration, the Board of Directors recommends that the “Say on Pay” vote should occur EVERY THREE YEARS.
The Board recommends a three year interval because:
•	Our compensation program is designed to induce and reward performance over a three-year period. Our Say-on-Pay vote should occur over a similar timeframe.

•	Compensation programs cannot be changed quickly. A triennial vote will provide the Board and Compensation Committee sufficient time to analyze and thoughtfully respond to the results of the vote, and implement any necessary changes.

•	The elements of our executive compensation do not alter in a significant way from year to year.

•	We have in the past, and will in the future, continue to be engaged with our stockholders on a number of topics. Thus, we view the advisory vote on executive compensation as an additional, but not exclusive, means for our stockholders to communicate with us regarding their views on the Company’s executive compensation programs.
Although the vote on this proposal is advisory and non-binding, the Board and Compensation Committee will carefully review the vote results.
Board of Directors Recommendation
The Board of Directors recommends a vote for a
THREE YEAR frequency.

Executive Officers

Name	Age	Position
William L. Transier	56	Chief Executive Officer, President and Chairman of the Board of Directors

James J. Emme	54	Executive Vice President — North America

Carl D. Grenz	56	Executive Vice President — International

J. Michael Kirksey	55	Executive Vice President, Chief Financial Officer

Robert L. Thompson	64	Senior Vice President, Chief Accounting Officer and Corporate Planning
The following is a brief summary of the business experience of each of the above-named individuals:
William L. Transier — Mr. Transier has served as our Chief Executive Officer, President and Chairman of the board since September 2006. Prior to that, he served as our co-Chief Executive Officer and Director since our founding in February 2004. From November 2003 to February 2004, Mr. Transier was a founder and co-Chief Executive Officer of NSNV, Inc. From 1999 to 2003, Mr. Transier was Executive Vice President and Chief Financial Officer for Ocean Energy, Inc., an oil and gas exploration and production company, prior to its merger with Devon Energy Corporation. Mr. Transier began his career in public accounting with KPMG LLP, an international audit and business strategy consulting firm, where he rose to the title of partner and headed its energy practice. Mr. Transier is a director of Cal Dive International, Inc. and Helix Energy Solutions Group, Inc. He was also a director of Reliant Resources Inc. (now GenOn Energy, Inc.) for the period December 2002 until June 2009. Mr. Transier is also a former chairman of the Natural Gas Supply Association, and former chairman of the Texas Department of Information Resources, having been appointed to that post by Texas Governor Rick Perry.
James J. Emme — James J. Emme joined us on January 20, 2010 as Executive Vice President — North America. Prior to joining Endeavour, Mr. Emme served as senior vice president exploration at Max Petroleum from September 2009 to January 2010 and president at Source Exploration, LLC from 2008 to 2010. He was also President and chief operating officer from 2006 to 2008 for Elk Resources, Inc and he spent more than twenty years with Anadarko Petroleum Corporation serving as worldwide vice president of exploration and business development. Mr. Emme began his career at ARCO Oil & Gas in 1978. He is an active member of the American Association of Petroleum Geologists, the Rocky Mountain Association of Geologists and the Houston Geological Society. He also serves in various roles at the Colorado School of Mines.
Carl D. Grenz — Carl D. Grenz joined us on November 3, 2008 as Executive Vice President — Operations and was promoted to the position of Executive Vice President — International in September 2010. Prior to joining Endeavour, Mr. Grenz served as chief of global production at BHP Billiton, a global diversified resources company, from 2006 to 2008. His additional roles at BHP Billiton included Onshore operations manager, Point of AYR Onshore Gas Terminal, United Kingdom from 1994 to 1998; offshore operations manager, Liverpool Bay, United Kingdom from 1998 to 2001; vice president, director of operations, Port of Spain, Trinidad, West Indies from 2001 to 2005; and senior operations manager, Houston, Texas from 2005 to 2006. Mr. Grenz also was offshore installation manager from 1983 to 1988 and senior operations Superintendent from 1988 to 1991 for Hamilton Oil. Mr. Grenz began his career at Shell UK Exploration and Production in 1975.

J. Michael Kirksey — Mr. Kirksey joined us as Executive Vice President, Chief Financial Officer on September 26, 2007. Mr. Kirksey served as chief financial officer from 2006 through 2007 for Sirva, Inc., a moving and relocation company located in Chicago, Illinois. From 2004 through 2005, Mr. Kirksey was employed as chief financial officer for ION Geophysical Corporation, an oil and gas technical services company located in Houston, Texas. Mr. Kirksey was chief executive officer from 2000 to 2002 and chief financial officer from 1997 to 2000 of Metals USA, Inc., a distributor and service provider of metal and metal components located in Houston, Texas. Mr. Kirksey began his career at Arthur Andersen & Co., an international audit and business strategy consulting firm, where he spent 13 years.
Robert L. Thompson — Mr. Thompson has served as our Vice President, Chief Accounting Officer and Corporate Planning since March 2004; he was promoted to Senior Vice President on June 5, 2007. From 2001 to 2003 Mr. Thompson served as vice president and controller of Ocean Energy, Inc., an oil and gas exploration and production company, and from 2000 to 2001 Mr. Thompson served as senior consultant on finance and economics at Cambridge Energy Research Associates, an advisory firm focused on the energy industry. Mr. Thompson spent the majority of his career with Oryx Energy Company, an oil and gas exploration and production company, and its predecessors. His positions there included Director-Financial Analysis, Director-Business Planning and Acquisitions, and Controller and Vice President-Planning. Mr. Thompson is a certified public accountant.
Corporate Governance
Directors are expected to make every effort to attend each board meeting and each meeting of any committee on which he or she sits. Attendance in person is preferred but attendance by teleconference will be permitted if necessary. Directors are also expected to make every effort to attend in person the Annual Meeting of Stockholders. Our Board of Directors held 15 meetings during 2010. Each director attended at least 75% of the aggregate total number of Board and Committee meetings on which such director served during his or her tenure of service in 2010. In addition, all of the directors attended the 2010 Annual Meeting of Stockholders held in Houston, Texas on May 27, 2010. Our Board of Directors is comprised of a majority of independent directors as required by the rules of the NYSE. The board has determined that Ms. Quinn and Messrs. Connally, Erikson, Hue Williams, Nergaard and Seitz are “independent” as that term is defined by the rules of the NYSE and the SEC. In making this determination, the board considered transactions and relationships between each director or his or her immediate family and the Company and its subsidiaries. The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. When assessing the materiality of a director’s relationship with us, the Board of Directors considers the issue not merely from the standpoint of the director, but also from the standpoint of the person or organizations with which the director has an affiliation.
In particular, in 2010, the Board evaluated Mr. Hue Williams’ status as a Compliance Consultant to Lambert Energy Advisory Limited, an energy financial consulting company to which we paid fees totaling $1,129,156 in 2010. Lambert Energy and its subsidiaries provide us with ongoing financial advisory services as well as specific transaction—related services. Mr. Hue Williams’ consulting services to Lambert Energy are limited in scope to compliance issues. The subject matter upon which Mr. Hue Williams consults has no bearing upon the financial advisory services provided to the Company and he receives no compensation from Lambert Energy related to the services provided by Lambert Energy to the Company.

Also, the Board evaluated Mr. Erikson’s status as Chairman of the Board of Directors of Cameron International Corporation to which we paid $68,136 in 2010. Cameron International is a supplier of flow equipment, systems and services to worldwide oil, gas and process industries. The Board determined that, per NYSE and SEC rules, these transactions did not affect Mr. Erikson’s independence and did not exceed established thresholds.
As a result of this review, the board affirmatively determined, based on its understanding of such transactions and relationships, that, with the exception of Mr. Transier, none of our directors has any material relationships with the Company or its subsidiaries, and that all such directors are independent of the Company under the standards set forth by the NYSE and the SEC. Accordingly, as required, a majority of the members of the Board are independent. Mr. Transier is not independent because of his employment as an executive of the Company. This independence determination is analyzed annually to promote arms-length oversight.
The Board of Directors currently has the following four standing committees:
1.	Audit Committee;

2.	Compensation Committee;

3.	Governance & Nominating Committee; and

4.	Technology & Reserves Committee
The charters for each Committee are available on our website at www.endeavourcorp.com or in print to any stockholder who requests it. Requests may be sent to the attention of the Corporate Secretary, Endeavour International Corporation at 1001 Fannin Street, Suite 1600, Houston, Texas 77002.
Audit Committee
The Audit Committee consists of Ms. Quinn and Messrs. Connally and Nergaard. Ms. Quinn serves as chairman of the Audit Committee. While the board has determined that all members of the audit committee are qualified to serve as financial experts, Ms. Quinn is the designated audit committee financial expert. The Audit Committee held 9 meetings during 2010. The board of directors has determined that all of the members of the Audit Committee are independent in accordance with the requirements of the rules and regulations of the SEC promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules of the NYSE. The Audit Committee is appointed by the Board of Directors to assist the board in oversight of:
•	the integrity of our financial statements;

•	the compliance by the Company with legal and regulatory requirements;

•	the performance of our internal audit function and supervision of our independent auditors; and

•	the review of our independent registered public accounting firm’s qualifications and independence.
The report of the Audit Committee is set forth beginning on page 41.
Compensation Committee
The Compensation Committee consists of Ms. Quinn and Messrs. Connally and Seitz*. Mr. Connally serves as Chairman of the Compensation Committee. The Compensation Committee held 7 meetings during 2010. The Board of Directors has determined that all of the members of the Compensation Committee are independent in accordance with the requirements of the rules and regulations of the SEC promulgated under the

*	Mr. Seitz was appointed to the Compensation Committee on December 1, 2010.

Exchange Act and the rules of the NYSE. The Compensation Committee is appointed by the Board of Directors and has overall responsibility for reviewing, evaluating and approving our executive officer compensation arrangements, plans and policies.
The report of the Compensation Committee is set forth beginning on page 40.
The Compensation Committee oversees the administration of compensation programs applicable to all of our employees, including our executive officers, under the charter adopted by the Board of Directors. The Compensation Committee has the sole authority to approve to the extent the Committee determines necessary or appropriate the following compensation items based on such evaluation for our executive officers:
•	annual base salary level;

•	annual incentive opportunity level;

•	long-term incentive opportunity level;

•	employment agreements and severance arrangements; and

•	any special or supplemental benefits, a significant portion of which should be, in the Committee’s view, equity-based compensation, intended to align the employees’ interests with those of our stockholders.
The Compensation Committee has the sole authority to decide whether to retain a compensation consultant to assist in the evaluation of executive officer compensation. The Compensation Committee has delegated administration of compensation programs applicable to employees who are not executive officers to the chief executive officer of the Company.
Governance and Nominating Committee
The Governance and Nominating Committee consists of Messrs. Erikson, Hue Williams, and Nergaard. Mr. Erikson serves as chairman of the Governance and Nominating Committee*. The Governance and Nominating Committee held four meetings during 2010. The Board of Directors has determined the members of the Governance and Nominating Committee to be independent in accordance with the requirements of the rules and regulations of the SEC promulgated under the Exchange Act and the rules of the NYSE. The Governance and Nominating Committee is appointed by the Board of Directors to:
•	assist the board in identifying individuals qualified to become board members and to recommend to the board individuals to be nominees for election at the annual meetings of stockholders or to be appointed to fill vacancies;

•	recommend to the board director nominees for each committee of the board;

•	advise the board about appropriate composition of the board and its committees;

•	recommend corporate governance guidelines and assist the board in implementing those guidelines; and

•	assist the board in its annual review of the performance of the board and its committees.
Technology & Reserves Committee

*	Mr. Erikson was appointed Chairman of the Governance and Nominating Committee on December 7, 2010. Dr. Thomas Clark Jr., the former Chairman, passed away in October 2010.

The Technology and Reserves Committee was established in December 2010 and consists of Messrs. Seitz, Erikson and Hue Williams. Mr. Seitz serves as chairman of the Technology and Reserves Committee. The Technology and Reserves Committee held one meeting during 2010. The Committee advises the Board and management on various matters including:
•	The maintenance and strategic planning of the Company’s technology capabilities;

•	The operation and development of the Company’s technology infrastructure; and

•	Changes in laws, regulations and industry guides with respect as to reserve reporting.
The Technology and Reserves Committee charter is available on our website at www.endeavourcorp.com or in print to any stockholder who requests it. Requests may be sent to the attention of the Corporate Secretary, Endeavour International Corporation, at 1001 Fannin Street, Suite 1600, Houston, Texas 77002.
Qualification and Nomination of Director Candidates
The Governance and Nominating Committee has the responsibility under its charter to recommend nominees for election as directors to the Board of Directors. In February 2007, the Governance and Nominating Committee recommended Board Governance Guidelines which the Board of Directors approved. Among other governance matters, the Board Governance Guidelines set forth our board membership criteria. The Board Governance Guidelines are available on our website at www.endeavourcorp.com.
The Governance and Nominating Committee is responsible for reviewing, with the board on an annual basis, the appropriate skills and characteristics required of directors in the context of the current make-up of the board. This assessment includes issues of diversity, age, and skills. The Governance and Nominating Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Governance and Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The skill set of the overall Board provides a basis for the evaluation and establishes guidelines for an overall set of skills inherent in the group of members of the board. In all cases, the skills an individual brings to the Board should be considered in the context of the overall needs for expertise on the Board.
Each member brings a unique and valuable perspective to the governance of the Company. When these unique skill sets are combined in an environment of collegial interaction and respect, they provide the overall skill set of the Board and provide a strong governance structure.
The skills which we seek in a nominee fall into the two primary areas of business skills and interpersonal social skills. In considering candidates for the Board, the Governance and Nominating Committee will identify the personal characteristics needed in a director nominee so that the Board as a whole will possess the Qualifications of the Board as a Whole as identified in the Board Governance Guidelines and as needed on the Board at the time of the selection of a director nominee. It is expected that the characteristics needed in a director nominee will depend on the skills of current directors and the current needs of the Company. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the Governance and Nominating Committee. The Governance and Nominating Committee shall consider, through such means as it considers appropriate, potential director nominees thought to possess the Business Skill Set and the Individual Personal and Social Skill Set as identified in the Board Governance Guidelines.

Recommendation or Nomination of Directors by Stockholders
The Board Governance Guidelines and the Governance and Nominating Committee charter provide proper procedures for identifying director nominees. The Board Governance Guidelines and the Governance and Nominating Committee charter are available on our website at www.endeavourcorp.com or in print to any stockholder who requests it. Requests may be sent to the attention of the Corporate Secretary, Endeavour International Corporation, at 1001 Fannin Street, Suite 1600, Houston, Texas 77002.
Any stockholder wishing to recommend a candidate for director should submit the recommendation in writing in care of the Corporate Secretary, Endeavour International Corporation, at 1001 Fannin Street, Suite 1600, Houston, Texas 77002. The written notice should contain the name and address of the stockholder recommending the candidate, the candidate’s name and address, a description of all arrangements or understandings (if any) between the stockholder and the individual being recommended as a potential director, such information about the individual being recommended as would be required to be included in a proxy statement filed under then-current SEC rules, and an indication of the individual’s willingness to serve as a director. The Governance and Nominating Committee will consider all candidates recommended by any stockholder who complies with the foregoing procedures on the same basis as candidates recommended by our directors and other sources.
Code of Business Conduct
We have adopted a Code of Business Conduct which applies to all employees, including all executive officers. The Code of Business Conduct was reviewed and updated in January 2011 and it covers topics including, but not limited to, conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, confidentiality, payments to government personnel, anti-bribery laws, U.S. embargos and sanctions, compliance procedures and employee complaint procedures. The Code of Business Conduct is posted on our website at www.endeavourcorp.com under the “Investor Relations-Corporate Governance” caption.
Board Leadership Structure
William L. Transier serves as both our Chairman of the Board and Chief Executive Officer. The independent Board members have determined that the most effective Board leadership structure for the Company at the present time is for the Chief Executive Officer to also serve as Chairman of the Board, a structure that has served the Company well since inception. Since the Company’s performance is an integral part of Board deliberations, the Chief Executive Officer is the director best qualified to act as Chairman of the Board.
The Board also believes that independent oversight of management is an important component of an effective Board of Directors, and since Mr. Transier serves as both Chairman of the Board and Chief Executive Officer, the Board elected to appoint John B. Connally III as Lead Director on September 13, 2010. This new arrangement will allow our Chief Executive Officer to focus on the Company’s day-to-day business and strategy, and convey the management perspective to the directors. The Board believes that this structure represents an appropriate allocation of roles and responsibilities for the Company at this time and retains the authority to further modify this structure to best address the Company’s circumstances, and so advance the best interests of all stockholders, as and when appropriate.

Our Board’s Role in Risk Oversight
Our Board generally administers its risk oversight function through the board as a whole. Our Chief Executive Officer, who reports to the Board, and the other executives named in this proxy statement, who report to our Chief Executive Officer, have day-to-day risk management responsibilities. Each of these executives attends the meetings of our Board, where the Board routinely receives reports on our financial results, the status of our operations and our safety performance, and other aspects of implementation of our business strategy, with ample opportunity for specific inquiries of management. The Audit Committee provides additional risk oversight through its quarterly meetings, where it receives a report from our Chief Accounting Officer, Chief Financial Officer and other senior financial officers who review our contingencies, significant transactions and subsequent events, among other matters, with management and our independent auditors.
Directors’ Continuing Education
The Company’s director education policy can be found in the Board Governance Guidelines. The governance guidelines are available on our website at www.endeavourcorp.com or in print to any stockholder who requests it. Requests may be sent to the attention of the Corporate Secretary, Endeavour International Corporation at 1001 Fannin Street, Suite 1600, Houston, Texas 77002.
The Company’s policy encourages all members of the Board of Directors to attend director education programs appropriate to their individual backgrounds. The Company believes educational opportunities help directors to stay abreast of developments in corporate governance and “best practices” relevant to their contribution to Endeavour, the Board of Directors, and their specific committee assignments. The director education policy provides that the Company will reimburse the board of directors for all costs associated with attending any director education program.
Director Service on Other Boards
Recognizing the substantial time commitment required of directors, we expect that directors will serve on the boards of other public companies only to the extent that, in the judgment of our board, such services do not detract from the directors’ ability to devote the necessary time and attention to Endeavour. Generally, directors who serve as chief executive officers, or CEOs, should not be on the boards of more than three other public companies, and all other directors should limit their service to no more than five public company boards.
Directors Who Change Job Responsibilities
An individual director who changes the principal employment position he or she held when elected to the board should notify the chairman of the Governance and Nominating Committee. This policy is not intended to require any director who changes employment to step down. There should, however, be an opportunity for the board via the Governance and Nominating Committee to review the continued appropriateness of board membership under these circumstances.

Term Limits and Retirement
We do not believe there should be term limits on service as a director on our board. While term limits could help ensure fresh ideas and viewpoints, they hold the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the board as a whole. As an alternative to term limits, the Governance and Nominating Committee, in consultation with the Chairman, reviews the propriety of each director’s continuation on the board at the conclusion of his or her term.
Stock Ownership Guidelines
The Board of Directors believes that significant stock ownership in Endeavour by our executive officers and directors leads to a stronger alignment of interests between management and stockholders and will result in enhanced stockholder value. In February 2007, the board adopted stock ownership guidelines expressed as a multiple of annual base salary for executive officers and annual retainer for directors as follows:

Position	Stock Ownership Level

CEO	5X
All Other Executive Officers	3X
Directors	2X
Directors and executive officers have five years from the adoption of these guidelines, or from taking office, whichever is later, to reach the applicable Stock Ownership Level.
Until the applicable Stock Ownership Level is met, upon the vesting of a restricted stock award and after the payment of taxes due as a result of vesting, the officer or director is required to hold the net vested shares. Net vested shares are the shares remaining after payment of the applicable taxes owed as a result of vesting of the restricted stock. The officer or director will not be required to accumulate any shares in excess of the number of shares owned once the value of shares owned reaches the Stock Ownership Level, regardless of subsequent changes in price of the shares. However, the officer or director may only sell shares, other than as required for the payment of taxes due as a result of a vesting, if, after the sale of shares, the officer or director will still be in compliance with the Stock Ownership Level under these guidelines as of the day the shares are sold based on current share price and compensation level.
In the event of personal hardship, the Compensation Committee of the Board of Directors has authority to approve deviations from these guidelines.

Director Compensation
Compensation for non-employee (“outside”) directors was reviewed on December 8, 2010. The Company was determined to be in line with other publicly traded exploration and production companies of a similar market capitalization, its peer group, and compensation remains substantially unchanged for 2011:

	2010		2011
Upon first appointment or election to the board	•	80,000 shares of restricted common stock	•	Restricted shares of common stock valued at $125,000 on date of grant

Annual compensation	•	$50,000	•	$50,000, unchanged
	•	80,000 shares of restricted common stock	•	Restricted shares of common stock valued at $125,000 on date of grant

Attendance fees — board meeting	•	$2,000	•	Unchanged

Attendance fees — committee meetings	•	$1,500	•	Unchanged

Audit committee chairperson fee	•	$15,000	•	Unchanged

Committee chairperson fee for committees other than audit	•	$10,000	•	Unchanged

Lead director	•	N/A	•	$20,000
The restricted stock vest in equal annual increments over a term of three years.
Directors’ fees are paid on a quarterly basis. Our directors have the option of making an annual election to receive, in lieu of cash fees, shares of common stock equal in value to 125% of the cash payment that they would have otherwise received.

The following table provides compensation information for the year ended December 31, 2010 for each non-employee member of our Board of Directors. Mr. Transier does not receive additional compensation for services as a director and his compensation is discussed in “Executive Compensation”.

	Fees Earned or Paid in
	Cash		Stock Awards	Option Awards	Total
Name	($)		($) (2)	($) (2)	($)

Thomas D. Clark, Jr.*	103,125	(1)	92,000	—	195,125

John B. Connally III	111,500		92,000	—	203,500

Sheldon R. Erikson	116,250	(1)	82,400 (3)		198,650

Charles J. Hue Williams	121,875	(1)	92,000	—	213,875

Nancy K. Quinn	137,500	(1)	92,000	—	229,500

Leiv L. Nergaard	92,000		92,000	—	184,000

John N. Seitz	85,500		92,000	—	177,500

*	Thomas D. Clark Jr. passed away in October 2010.

(1)	For the year 2010, Ms. Quinn and Messrs. Erikson, Clark and Hue Williams elected to take shares in lieu of cash payments for all fees earned. These shares of common stock are equal in value to 125% of the cash payments these directors would have otherwise received.

(2)	These amounts represent the fair market value on the date of grant. See Note 14 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2010 regarding assumptions underlying valuation of equity awards.

(3)	Sheldon R. Erikson was granted 80,000 (11,429 split adjusted) shares upon his appointment as director of the Company on February 9, 2010.
The following table presents the grant date fair value of each award made to non-executive directors during 2010 and the aggregate number of share awards outstanding at December 31, 2010.

	Year Ended December 31, 2010		At December 31, 2010
	Aggregate Grant Date		Aggregate
	Fair Value for		Number of	Aggregate Number of
	Restricted Stock	Aggregate Grant Date	Stock Awards	Stock Options
	Awards	Fair Value for Stock	Outstanding	Outstanding
Name	($)	Option Awards	(#)	(#)

Dr. Clark	92,000 (1)	—	—	5,716 (2)
Mr. Connally	92,000		21,191	5,716
Mr. Erikson	82,400	—	11,429	—
Mr. Hue Williams	92,000		21,191	5,716
Ms. Quinn	92,000	—	21,191	5,716
Mr. Nergaard	92,000	—	20,000	1,906
Mr. Seitz	92,000	—	21,191	—

(1)	This grant of restricted stock vested in full following the death of Dr. Clark in October 2010.

(2)	If unexercised, 2,858 stock options will expire on June 15, 2011 and 2,858 will expire on May 31, 2012.

Compensation Discussion and Analysis
This Compensation Discussion and Analysis discusses the objectives of our executive compensation program, including the behaviors and results it is designed to encourage and reward; it discusses the elements of our executive compensation program and their purposes; and explains how we make compensation decisions, in general and in fiscal 2010.
Business Context
We are an independent oil and natural gas company engaged in the acquisition, development and exploration of oil and natural gas properties with operations onshore in the United States and in the United Kingdom sector of the North Sea. The oil and gas exploration and production segment of the international energy industry is highly complex, requiring a broad spectrum of technical, management and commercial skills in order to succeed.
We were founded as a startup competitor in an established market to take advantage of an industry transition as major integrated companies restructured their portfolios away from more mature producing areas. Our strategy involved continued pursuit of niche opportunities in the North Sea that were not viewed by integrated oil companies to be large enough for additional development. In addition to competing against a number of companies of significant size and scale that have been operating in the market for many years, we have seen an influx of newcomers to the market that seek to capitalize on the changing industry dynamics. In 2010 we underwent an important shift in our business strategy, as evidenced by our entrance into the onshore United States market. This entry into the U.S. expanded our focus to include onshore petroleum systems with shorter cycle times and compelling risk/reward profiles.
In order to execute our business strategy, we must attract and retain highly qualified and technically proficient executives and key employees, competing for a limited talent base with both major and independent oil and gas companies worldwide. As an expanding organization, we seek individuals who are more entrepreneurial in their business approach and are willing to accept the risk associated with an evolving business venture, but also have the capacity and experience to be involved in a much larger organization.
We operate in a very cyclical industry because of volatility in demand and prices for oil and gas. We rely on our executive team to develop, maintain and execute our strategy over the long-term in order to build significant stockholder wealth — through the up and down cycles of the industry. The skills, technical requirements, experience and personal qualities of the executives needed to successfully manage this type of business are currently in very high demand, given the strength of commodity prices and worldwide demand for energy. This high demand for energy and qualified executives presents a significant management challenge for all participants in the industry.
Our executive compensation programs have been designed and are administered to support our long-term strategic objectives and to address the unique characteristics of the competitive market for talent in our industry. The compensation packages of our named executive officers recognize our need to hire and retain experienced, talented personnel to execute the business strategy for an exploration and production company operating in multiple countries. The strategic concepts that launched Endeavour and led to our growth over the last several years represent the combined vision, insight and worldwide energy industry knowledge of the highly experienced management team we have assembled. We continue to compete for executive talent with much larger, established companies and may pay premiums to attract and retain personnel and compensate for the inherently riskier nature of a newer and smaller company. Our

Compensation Committee annually reviews and approves compensation arrangements of all executive officers in conjunction with a review of the evaluation of their performance.
The Purpose of Our Executive Compensation Program
The purpose of our executive compensation program is to provide a meaningful reward system that motivates our executives to be good stewards over our stakeholders’ and stockholders’ interests. It is also intended to provide a competitive total reward program that allows us to attract and retain qualified executive talent from among the pool of talent in our industry, and among other industries, as appropriate.
Our executive compensation programs are intended to provide incentives for executives to:
•	Continue to grow our business in alignment with our stated long-term strategy;

•	Build significant stockholder wealth over the long-term;

•	Deliver annual performance that reflects the execution of our stated strategy based on annual goals;

•	Focus on delivering results as a leader in safety and environmental performance;

•	Remain with us over the long-term;

•	Reflect the value we place on innovation and personal contribution; and

•	Focus on being an active thought leader for the industry insuring a continuing and important role for the upstream industries.
Our Philosophy
Our compensation philosophy reflects the realities of the competitive market in which we operate and the characteristics of our entrepreneurial environment. The program for executive officers, which consists of base salary, performance-based annual bonus and long-term stock-based incentive awards, is designed to promote the strategic objectives that are critical to our long-term success while closely aligning the interests of our executives with the interests of our stockholders. The Compensation Committee’s philosophy in establishing executive compensation programs is:
•	Compensation programs should be designed to allow us to attract and retain very experienced and high caliber professionals and executives in the oil and gas industry. This is a challenge to all in our industry, but we strongly believe that the attraction and retention of highly qualified executive talent is a key to the execution of our strategy. As we continue to expand our operations, we have designed our compensation program to attract the type of executive who has the talent and experience to successfully carry out our business model.

•	Compensation programs should relate to both individual and Company performance. We believe that our compensation programs should provide the opportunity for our CEO and other named executive officers to earn performance-based compensation that is competitive with similarly situated executives of other public companies within the oil and gas industry in the U.S. and European markets. To help ensure that we understand the competitive environment, the Committee has retained Meridian Compensation Partners, LLC as an independent compensation consultant to assist with this competitive analysis. While we believe that the definition of competitors should generally consider companies in our peer group of similarly situated oil and gas companies, we also recognize that it is difficult to limit the definition to that universe since the competition for talent often crosses many segments of the industry and several different countries.

•	Compensation programs should closely align the interests of executives with those of stockholders. For this reason, we have designed programs that base a significant portion of executive compensation on stock-based incentive awards. We believe that this strong focus on equity compensation best reflects our place in the business cycle and provides the best opportunity for attracting the right mix of executive talent.
•	Compensation programs should reflect our place in the business cycle and the accompanying risk profile of the business. We understand that a company in a growth mode of the business cycle generally represents greater career risk to employees than employment at a mature energy company. For this reason, our incentive compensation programs provide for a higher percentage of at-risk compensation for our executives. Similarly, we generally de-emphasize executive benefits and perquisites compared to more mature companies in our industry.
Factors Influencing Compensation
Market Data
During 2010, the Compensation Committee retained Meridian Compensation Partners, LLC as an independent compensation consultant to assist it with a market analysis and provide it with general consulting services. Meridian Compensation Partners, LLC provided the Compensation Committee with market data to assist with its determination of compensation. However, the market data was only used as a benchmark for reference, and the Compensation Committee did not target a specific percentile within the market data. The market data reflected compensation provided at other similarly-sized companies within the exploration and production industry. Meridian Compensation Partners, LLC advised the Compensation Committee and after due deliberation the following “peer group” companies were chosen:

PEER GROUP
U.S.-based Companies	U.K.-based companies
ATP Oil & Gas Corporation	Cairn Energy
Carrizo Oil & Gas, Inc.	Dana Petroleum
Denbury Resources Inc.	Enquest Plc
Forest Oil Corporation	Ithaca Energy
Harvest Natural Resources, Inc.	JKX Oil and Gas
Newfield Exploration Company	Premier Oil
Stone Energy Corporation	SOCO International
Swift Energy Company	Tullow Oil

Company Performance — 2010
Our strategic business focus during 2010 consisted of the following objectives, taking into account the difficulties associated with the global economic downturn:

COMPANY PERFORMANCE 2010
Focus	Main Objectives	Key Achievements
Production	Increase Production.	2010 combined U.S. & U.K. total production reached 4,125 BOEPD.

U.S. Initiative	Balance Portfolio with U.S. Assets.	Strategic move into U.S. with three separate deals yielding two proven plays and two frontier plays. At year-end 2010 the U.S. represented 40% of total production.

U.K. Developments	Obtain Field Development Approvals for U.K. Projects.	BACCHUS: Project sanctioned and FDP approved in 2010. A major achievement in the U.K. North Sea. Company entered into an agreement to acquire an additional 20% working interest in the development which establishes a near term production asset that will supply substantial oil production starting in 2011.

ROCHELLE: Project sanction achieved by all parties to this asset. Waiting on formal approval of FDP from the DECC.

IVRR & RUBIE RENEE: Reduction in abandonment liability achieved. Revised partial decommissioning schedule achieved with partners and regulator.

Strategic Review	Review Strategic Alternatives for U.K. North Sea Assets.	CYGNUS: Asset sold for $110 million and associated gain of $87 million. Company avoided $200 million in capital expense and a long cycle time until first production. Reflects management’s willingness to manage the Company’s portfolio and capture value when opportunities arise.

Reserves	Increase Reserves.	15 MMBOE reserves added in 2010 which was a 12.3% increase in 2P reserves. Leasehold position expanded in core US resource plays.

Finance	Secure Capital to Support CapEx Plan.	Executed three capital raises for combined total of $206 million during one of the toughest capital markets in history.

Corporate	Manage G&A.	Managed G&A to budget. Grew investor relations department. Three new analysts initiated coverage on END. Executed successful 1-for-7 share consolidation, since completion in November, END stock price increased 64% through year end 2010.

Health, Safety and Environment	Do Zero Harm to people and the Environment.	Zero incidents at Company managed sites during 2010.

Leadership	Be a Thought Leader in the Upstream Industry.	CEO and U.K. team were proactive in the industry’s focus on access to infrastructure.
In evaluating our performance in 2010, we substantially met or exceeded these goals.

The Compensation Committee reviewed the year’s goals in December 2010 and evaluated achievements, all the while taking into account that the Company undertook a six month strategic review process which commenced in March 2010 and concluded on August 31, 2010. The Committee took a long term view in evaluating 2010 performance, understanding that the objectives met in 2010 should help in our continued pursuit of growth and success. We believe, and the Compensation Committee concurred, that the potential for continued long-term growth was more important in evaluating success in 2010 than period specific financial results.

Historical Relative Shareholder Return Performance
Returns for Endeavour Relative to the Current U.S. Peer Group
Company	Ticker Symbol	Dec 2007 - Dec 2010
ATP Oil & Gas Corporation	ATPG	-66.9%
Carrizo Oil & Gas Incorporated	CRZO	-38.5%
Denbury Resources Incorporated	DNR	-33.9%
Forest Oil Corp	FST	-26.3%
Harvest Natural Resources	HNR	-2.2%
Newfield Exploration Company	NFX	35.5%
Stone Energy Corporation	SGY	-53.4%
Swift Energy Company	SFY	-10.5%

Endeavour International Corporation	END	34.1%
Rank out of 9		2
The Committee believes that an assessment of Company performance is key in determining compensation for the executive officers. Following discussions with the CEO, the Compensation Committee independently evaluated the Company performance. The Committee conducted a detailed analysis of Company performance in a number of areas including:
Financial Performance — The Company was recapitalized with just under $500 million as a result of three successful debt and equity financings and the sale of Cygnus (including the avoided capital requirements). As a result of expected reinvestment plans, the sale of Cygnus will not have any tax implications for the Company. These transactions exceeded the Committee’s expectations on our financial performance for 2010.
Operational Performance -
U.S.
 The Company successfully recruited James Emme as Executive Vice President — North America, in January 2010; established a new base for U.S. operations in Denver; and hired eight experienced employees who completed three separate deals resulting in new operations in Pennsylvania, Montana, Texas, Louisiana and Alabama. By year-end 2010 U.S. operations accounted for 40% of all worldwide production.
U.K.
 We sold Cygnus for $110 million avoiding in excess of $200 million in capital expense over the next two years. We achieved FDP approval and project sanction for Bacchus and entered into an agreement to acquire an additional 20% working interest in the development. The Company experienced continued drilling success at Greater

Rochelle but did not achieve FDP approval from the DECC. Additionally, the Company did not achieve FDP approval or project sanction for its Columbus development.
The Compensation Committee analyzed both U.S. and U.K. performance and concluded that great success had been achieved on both continents during 2010 and overall performance exceeded expectations.
Corporate Performance — The Company entered into strategic review in March 2010 which concluded with the Cygnus sale in August 2010. At the conclusion of the review, the Company reorganized on a geographical basis and streamlined the executive team, saving an estimated $2 million in annual expenses. The Company’s Investor Relations activity was greatly expanded in 2010, the number of investor presentations was increased, and three new stock analysts initiated coverage on the Company. We underwent a 1-for-7 Reverse Stock Split on November 17, 2010. The split adjusted trading price on November 18, 2010 was set at $8.40 per share which rose to $13.80 by December 31, 2010. These numerous transactions met the Compensation Committee’s expectations for corporate performance in 2010.
Overall, the Compensation Committee evaluated 2010 as a very successful year since the majority of our strategic goals were accomplished during the year, and our closing common stock price rose by 82.5% from year end 2009 to year end 2010. Consequently, bonus funding was generally at or slightly above target and higher than the previous year. Bonuses awarded for 2010 performance were paid in January 2011. The 2010 stock-based incentive awards were approved by the Compensation Committee in December 2009 and granted in January 2010. Therefore the grant date values did not reflect 2010 performance, but the ultimate value realized from these grants will reflect the future value of our common stock, linking performance to the ultimate value received.
Individual Performance
The Compensation Committee believes that individual performance should be a key factor in determining compensation. The Compensation Committee evaluated individual performance independent of Company performance for 2010.
The Compensation Committee does not use a formulaic approach to apply these factors, but takes the Company performance into consideration along with individual performance, market data, competition for qualified talent, compensation history and internal equity, and applies its discretion in determining compensation levels.
Elements of Executive Compensation
The following describes the primary elements of our executive compensation program and the influence of our philosophy on those elements.
Base Salary
All of our employees are paid a base salary which represents a fixed sum of compensation due the individual in return for their service to us. In establishing base salaries for the executive officers, the Compensation Committee considers a number of factors including the executive’s job responsibilities, individual achievements and contributions, level of experience, personal compensation history, the base salaries typically paid for similar positions within the oil and gas industry and the geographic location of our offices.

Our Compensation Committee reviews the base salary of our CEO and all other named executive officers periodically to ensure that a competitive position is maintained. Changes made to executive salaries usually occur annually, but may be more or less frequent based on the situation. Generally, our CEO recommends to the Compensation Committee changes to salaries for executive officers other than himself, while the Committee independently considers and approves changes to our CEO’s salary. The Compensation Committee independently reviews the market data provided by Meridian Compensation Partners, LLC (our independent compensation consultant), considers the CEO’s recommendations, and then makes its own independent determinations for our executives. There has been no change in the CEO’s base salary since he was elected to the role in September 2006.
Annual Bonus for 2010 Performance
Annual bonuses are used to focus our management on achieving key corporate objectives, positioning us for long-term growth, motivating certain desired individual behaviors and rewarding substantial achievement of our objectives and individual goals. Executive positions have an annual bonus target range that reflects their level of responsibility in the organization and industry practices. For 2010, the individual annual bonus targets remained unchanged at 60 percent of base salary for all executive vice presidents with the exception of James Emme whose target bonus was 100 percent. Senior Vice President and Chief Accounting Officer and Corporate Planning, Robert L. Thompson’s target bonus award was 50% of base salary. All annual target bonus awards for our named executive officers are capped at a 200 percent maximum. Our chief executive officer’s annual bonus target remained unchanged at 100 percent of base salary with a 200 percent maximum. The Compensation Committee has set these levels to provide linkage between performance and compensation. In this way, compensation can be adjusted from year to year reflective of both Company and individual performance.
The Compensation Committee considers individual performance as well as corporate financial performance in determining the amount of an executive’s annual bonus. Our approach in administering the annual incentive program is non-formulaic and does not include specific objective measures. We believe this provides needed flexibility to address the unique aspects of our Company as an entity in an early growth cycle, motivate the executives to respond to the changing market, and maximize long-term performance. The Compensation Committee reviewed performance and granted bonuses in December 2010. These bonuses were paid to our Named Executive Officers in January 2011.
Stock-Based Incentive Compensation — 2010 Grants
We generally use a combination of restricted stock and other stock-based compensation to reward long-term performance, encourage the achievement of superior results over time, align executive and stockholder interests, and retain executive management. As we continue to expand operations in the U.S. and work toward development projects in the U.K., we base a significant portion of our executive compensation on stock-based compensation. The Compensation Committee believes this aligns the executive’s interests with shareholder value and return as we pursue our expansion and growth strategies. In December 2009, the Compensation Committee altered the design for the long-term portion of our compensation program. The Compensation Committee approved the structure and amount of the awards after reviewing a proposal from management, considering market data prepared by Meridian Compensation Partners, LLC, considering individual performance, long-term potential, retention risk, difficulty of replacement, long-term impact of position and internal equity. In January 2010, the Compensation Committee granted the executives long-term incentive awards structured as set forth in the following table:

		Percentage
		of Total
Type of		Award
Award	Vesting Period	Value

Restricted Stock	Time based, one-third per year.	40%

Cash Performance Target Award	Performance based on stock price performance, one-third per year. Cash award made based on the average closing stock price for the last 20 trading days prior to the vesting date.	60%

2009 & 2010 Cash Performance Example: If the target award is $3,000, the period award on each vesting date is
$1,000. The cash payment due on each vesting is set out below. The “base amount” is set as the average closing stock price for the last twenty trading days prior to the vesting date.

Granted Jan. 2009 at $4.20;	Granted Jan. 2010 at $6.93;	Minimum and	Minimum and
Vesting Jan. 2010, 2011 &	Vesting Jan. 2011, 2012 &	Maximum Potential	Maximum Potential
2012	2013	Payout	Payout
Average Price	Average Price	(%)	($)
$8.41	$13.87	200%	$2,000.00
$8.40	$13.86	200%	$2,000.00
$6.30	$10.36	150%	$1,500.00
$5.25	$8.68	125%	$1,250.00
$4.20	$6.93	100%	$1,000.00
$3.15	$5.18	75%	$750.00
$2.10	$3.50	50%	$500.00
$2.09	$3.49	0%	$0.00
The 2010 program continues a balanced approach to long-term incentives which aligns executives with stockholders, provides incentives tied to performance, and serves as a retention vehicle.
The structure of our long-term incentive awards reflects the Compensation Committee’s view that the purpose of the executive’s equity compensation should strengthen alignment with stockholders, provide incentives tied to our performance and serve as a retention vehicle. The Compensation Committee determined that the proper recognition of executive performance in light of the current stock prices should be heavily weighted on long-term incentives which serve to reward executives while aligning their interests with the stockholders.
To determine the grant size, the Compensation Committee considers corporate financial and stock price performance but does not employ a specific formula. In addition, the Compensation Committee considers individual performance and the value of previous stock grants when determining the grant sizes for executive officers. The Compensation Committee considers recommendations from our CEO for all named executive officers other than himself when making decisions regarding the granting of equity compensation. Such guidance is based on his assessment of annual contributions and overall value to us and the achievement of our objectives. As with the CEO’s recommendations on base salary and bonus, the Committee considers his recommendations and then exercises independent judgment to make the final determinations of the individual awards to the Named Executive Officers.
We do not have any program, plan or obligation that requires us to grant equity compensation on specified dates. Generally, we grant equity compensation annually at the beginning of the year and upon initial employment with us. At its December meeting, the Compensation Committee approves equity compensation grants to be issued; generally on the first business day of the next year. Grants for newly hired employees, or promoted employees, are approved by the Compensation Committee for executive officers and by the CEO for all other employees. The Compensation Committee encourages executives to maintain ownership of our stock and/or to hold unexercised options after vesting. See “Stock Ownership Guidelines” for specific ownership guidelines for our named executive officers, directors and other employees.
2010 Compensation Assessment
Base Salary
Based on the Compensation Committee’s review of the above discussed factors and independent judgments, there were no changes made to the salaries of our named executive officers in 2010 except for Mr. Kirksey, Mr. Grenz and Mr. Thompson. Mr. Kirksey was provided an increase of $25,000 (6.25%) in January 2010 to reward his continued outstanding performance in ensuring adequate capital for the Company to execute its business strategy. Mr. Grenz was provided an increase of $25,000 (6.25%) to his base salary in January 2010 to reward the continued success of our North Sea operations in 2009. Mr. Thompson was provided an increase of $10,000 (4.17%) to his base salary effective January 2010 recognizing his continued strong individual performance. Our CEO’s base salary has remained at the same level since 2007.
Annual Bonus
In December 2010, bonus amounts were recommended to the Compensation Committee by our CEO for the senior and executive vice presidents based upon his overall assessment of the Company’s 2010 performance and individual performance. The CEO recommended and the Committee approved bonuses at approximately 127 percent of target for the other named executive officers based on the successful metrics outlined above. The Compensation Committee considered the recommendations along with the market data provided by Meridian Compensation Partners, LLC, and then exercised independent judgment to set the bonuses. The higher relative bonuses in 2010 reflect the Compensation Committee’s recognition of a significant improvement in company performance from 2009.

	Target	Percent of
Officer	Bonus	Target Earned	Material Factors
William L. Transier	100%	150%	Assessed based on the overall performance of the Company in relation to the 2010 goals that were achieved and significant involvement in Company recapitalization, Company reorganization, sale of Cygnus, additional acquisition in Bacchus, growth of U.S. portfolio, successful reverse stock split and access to infrastructure issue in the U.K. All represent significant strategic steps for the Company.
Carl D. Grenz	60%	157%	Continued efforts to bring North Sea developments on line, and grow U.K. operations.
J. Michael Kirksey	60%	165%	Played a key role in raising over $206 million through debt and equity financing, ensuring sufficient capital for execution of business strategy.
James J. Emme	100%	84%	Developed U.S. portfolio in five States during 2010.
John G. Williams*	60%	90%	Recognized for his continued contribution to North Sea exploration and assistance during strategic review.
Robert L. Thompson	50%	100%	Recognized for his strong individual performance and leadership.

*	John G. Williams retired from the Company on September 30, 2010

These bonuses for 2010 performance were paid in 2011.
Target bonus is a percentage of base salary and maximum payout is capped at 200 percent of target. Percentage targets are established by the Compensation Committee with the assistance of survey work provided by Meridian Compensation Partners, LLC.
In early 2010, the Company based its decisions on company and individual performance in 2009. The grants to each individual were as follows:

		Cash
		Performance
		Award
Officer	Restricted Shares	(1)	Comments

William L. Transier	102,858	$1,080,000	The Committee desired to provide a significant performance tie to longer-term performance.

Carl D. Grenz	34,286	$360,000	Generally reflective of his position in our industry.

J. Michael Kirksey	45,715	$480,000	Generally reflective of his position in our industry.

John G. Williams (2)	31,429	$330,000	Generally reflective of his position in our industry.

Robert L. Thompson	5,715	$60,000	Generally reflective of his position in our industry.

(1)	The cash performance awards were granted in January 2010, vesting equally in thirds on the anniversary of the award. The first tranche was issued at 175% of the base award and was paid in January 2011. The payout was calculated using the average closing stock price for the last twenty trading days of 2010.

(2)	Mr. Williams retired from the Company on September 30, 2010 thereby forfeiting his cash performance award.
Stock- Based Incentive Awards Program — 2011
In December 2010, the Compensation Committee reviewed the design for the long-term incentive program and, in conjunction with Meridian Compensation Partners LLC, our independent compensation consultant, deemed no alterations necessary for 2011. However, the 2011 cash performance award calculation was altered to make future payouts more difficult to attain, thus further linking executive compensation with positive long-term stock performance. In January 2011, the Compensation Committee granted the named executive officers long-term incentive awards as set forth in the table below.

		Percentage of
Type of		Total Award
Award	Vesting Period	Value

Restricted Stock	Time based, one-third per year.	40%

Cash Performance Target Award	Performance based on stock price performance, one-third per year. Cash award made based on the average closing stock price for the last 20 trading days prior to the vesting date.	60%

2011 Cash Performance Example: If the target award is $3,000, the period award on each vesting date is $1,000. The cash payment due on each vesting is set out below.
The “base amount” is set as the average closing stock price for the last twenty trading days prior to the vesting date.

Granted Jan. 2011 at $12.13;	Minimum and Maximum	Minimum and Maximum
Vesting Jan. 2012, 2013 & 2014	Potential Payout	Potential Payout
Average Price	(%)	($)
$24.27	200%	$2,000.00
$24.26	200%	$2,000.00
$18.20	150%	$1,500.00
$13.95	100%	$1,000.00
$12.13	85%	$850.00
$9.10	75%	$750.00
$9.09	0%	$0.00
The 2011 program continues a balanced approach to long-term incentives which aligns executives with stockholders, provides incentives tied to performance, and serves as a retention vehicle. Additionally, in December 2010 the Compensation Committee increased the 2011 annual bonus targets for Messrs. Kirksey and Grenz to 100% of base salary, and both were awarded increases in base salary of $50,000 (11.76%). Mr. Thompson was awarded an increase in base salary of $25,000 (10%).
Perquisites and Personal Benefits
We provide our executive officers the same employee benefits that we provide to all full-time employees, such as health, disability and life insurance. In addition, Mr. Grenz, who transferred to our London office in 2008, is provided housing and a foreign-service premium to offset the higher cost of living in London. This arrangement is in line with our International Assignment Policy which is available to all employees on full time international assignment.
We provide a 401(k) savings plan for all employees. Our executive officers participate on the same level as all employees, with Company matching of contributions up to $9,800 for 2010, which was four percent of compensation up to the maximum annual compensation limit of $245,000 in accordance with Section 415 of the Internal Revenue Code of 1986, as amended (the “Code”).
International Assignment Policy
We recognize that execution of our business strategy may require certain U.S. employees to spend extended time in our London and Aberdeen offices. For employees, including executives, assigned to job duties outside their country of permanent residence, we have an international assignment policy designed to achieve:
•	fair and equitable treatment between employees on international assignments and their home-country counterparts;

•	compliance with applicable legal statutes in countries of operation; and

•	cost effective, common and consistent policies and procedures.

Under this policy, we pay reasonable travel and moving costs associated with moving to, or returning from, the host country and housing costs in the host country. Upon acceptance of the international assignment, the employee will generally be eligible for a foreign-service premium. This premium is a based on a cost-of-living index that is prepared by an independent firm. The foreign-service premium recognizes the higher costs of goods and services in the host country. The employee and Company jointly contribute to the costs of taxes in the host country in a manner designed to ensure that the total tax burden of international assignment generally approximates the tax burden the employees would have paid with respect to their incomes from the Company had they remained in their home countries.
As outlined in our international assignment policy, Mr. Grenz was eligible for Company-provided housing, a foreign-service premium to offset the higher costs for goods and services in London and tax equalization payments until his repatriation. These costs are considered taxable compensation.
Extensive Travel Policy
Given the international nature of our business, certain U.S. employees may be required to spend extended time assigned to our foreign offices. For these employees, we have an extensive travel policy that provides an excess travel payment and a per diem amount as follows:
•	Excess Travel Payment — 1% of base pay for each 10 day period the extensive traveler is away from their permanent residence and which is taxable compensation. This payment is in addition to the normal performance bonus the Company may from time to time have in effect.

•	Per Diem Payment — per diem reimbursement, as outlined by the IRS, for their travel days. This is not considered taxable income.
Severance Benefits
We provide severance benefits through our chief executive officer’s employment agreement and through change-in-control agreements with each of our remaining executive vice presidents. These agreements provide for severance compensation to be paid if employment is terminated under certain conditions, such as at the executive’s election for “good reason” following a change in control or a termination by us other than for “misconduct” or “disability”, each as defined in the agreements. Additionally, our long-term incentive grant agreements provide for accelerated vesting of equity awards upon the occurrence of a change in control. These provisions are generally based on market practices as provided to us by Meridian Compensation Partners, LLC and assist us in recruiting and retaining the members of the executive team. Please read “Executive Compensation — Employment, Change in Control and Severance Agreements” for a description of the material terms of the employment agreement, change in control agreements and the change in control provisions of the stock grant agreements.
Oversight of the Executive Compensation Programs and Compensation Committee Membership
Our executive compensation program is administered by the Compensation Committee of our Board of Directors. The Compensation Committee members include Ms. Nancy K. Quinn, Mr. John N. Seitz and Mr. John B. Connally III, who serves as the committee chair. Mr. Seitz was appointed to the Committee in December 2010.
The Compensation Committee’s responsibilities include:

•	Evaluating and approving the Company’s overall compensation strategy;

•	Annually reviewing the performance of and setting the compensation (i.e., salary, incentive awards, and all other elements) for the Company’s CEO;

•	Annually reviewing the performance of and setting the compensation for the other executive officers after considering the CEO’s recommendations; and

•	Reviewing and approving annual incentive payouts and long-term incentive awards under our plans.
A more complete description of the Committee’s responsibilities and functions is set forth in the Committee’s charter, which can be found on our website at http://www.endeavourcorp.com.
Consistent with the listing requirements of the New York Stock Exchange, the Compensation Committee is composed entirely of independent, non-employee members of the Board of Directors. Each year, the Compensation Committee reviews any and all relationships that each director may have with us and the Board of Directors reviews the Compensation Committee’s findings.
Risk Assessment Related to our Compensation Structure
We believe our compensation plans are appropriately structured and are not reasonably likely to result in material risk to Endeavour. We believe our approach to goal setting and evaluation of performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk management practices. We set performance goals that we believe are reasonable in light of past performance and market conditions. We also believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. Further, with respect to our incentive compensation programs, the metrics that determine payouts for our employees are company-wide metrics only. This is based on our belief that applying Company-wide metrics encourages decision-making that is in the best long-term interests of Endeavour and our stockholders as a whole. Finally, the multi-year vesting for our long-term incentive awards, even after achievement of any performance criteria, ensures that the interests of our employees align with those of our stockholders for the long-term performance of the Company. Additionally, Company policy prohibits all employees from selling the Company’s stock “short” and also prohibits employees from engaging in options trading relating to the Company’s stock.
Accounting and Tax Implications
Section 162(m) of the Code limits the deductibility of certain items of compensation paid to our named executives to $1,000,000 annually. When stock awards vest or are otherwise includible in the taxable compensation of the affected executives, we may not be able to recognize current or future tax benefits that would be available to us related to such awards. Currently, this is not an issue for us because we have no taxable income in the United States.
We expense stock awards under the fair value method rather than the intrinsic value method. This will result in higher expenses for our stock option awards. When considering the design of compensation programs, the Committee considers the potential accounting implications of the design and seeks to ensure the design does not have a significant adverse affect on our income statement.

Executive Compensation
Summary Compensation Table
The following table sets forth the annual and long-term compensation for services in all capacities to the Company for the fiscal year ended December 31, 2010 for our CEO, our Chief Financial Officer and the three other most highly compensated executive officers (the “Named Executive Officers”). All of the Named Executive Officers were employed in their positions with us at December 31, 2010 with the exception of John G. Williams who retired on September 30, 2010.

				Stock	Option	Non-Equity	All Other
		Salary	Bonus	Awards	Awards	Incentive Plan	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	Awards ($)	($)	($)
			(7)	(8)	(8)	(9)	(10)
William L. Transier (1)	2010	800,000	1,200,000	975,211	—	453,750	146,458	3,575,419
Chief Executive Officer,	2009	800,000	1,200,000	202,500	83,615	—	153,800	2,439,915
President and Chairman	2008	800,000	600,000	673,200	266,564	—	297,716	2,637,480
Carl D. Grenz (2)	2010	425,000	400,000	254,402	—	60,500	807,399	1,947,301
Executive Vice President —	2009	400,000	204,000	27,000	11,149	—	711,794	1,353,943
International	2008	70,666	—	225,000	84,537	—	74,107	454,310
J. Michael Kirksey (3)	2010	425,000	420,000	339,205	—	211,750	84,310	1,480,265
Executive Vice President	2009	400,000	240,000	94,500	39,020	—	106,300	879,820
and Chief Financial Officer	2008	350,000	180,000	73,920	29,618	—	51,200	684,738
James J. Emme (4)	2010	475,000	400,000	642,005	—	—	8,936	1,525,941
Executive Vice President —	2009	—	—	—	—	—	—	—
North America	2008	—	—	—	—	—	—	—
John G. Williams (5)	2010	425,000	172,120	233,203	—	242,000	64,404	1,136,727
Executive Vice President —	2009	425,000	200,000	108,000	44,595	—	636,536	1,414,131
Exploration	2008	400,000	240,000	73,920	29,618	—	582,709	1,326,247
Robert L. Thompson (6)	2010	250,000	125,000	42,405	—	25,713	9,800	452,918
Senior Vice President,	2009	240,000	100,000	11,475	4,738	—	9,800	366,013
Chief Accounting Officer and Corporate Planning	2008	230,000	90,000	36,960	14,540	—	9,200	380,700

(1)	Mr. Transier’s bonus for 2009 consisted of $1,000,000 paid in cash and $200,000 paid by the issuance of 200,000 fully vested shares of common stock (28,572 split adjusted shares).

(2)	Mr. Grenz joined the Company in November 2008, as Executive Vice President, Operations.

(3)	Mr. Kirksey joined the Company in September 2007, as Executive Vice President and Chief Financial Officer.

(4)	Mr. Emme joined the Company in January 2010 as Executive Vice President, North America. He was awarded 600,000 (85,715 split adjusted) inducement shares, one third vesting upon grant, the remaining two thirds vesting in equal amounts in January 2011 and January 2012.

(5)	Mr. Williams joined the Company in October 2007 as Executive Vice President, Exploration and retired on September 30, 2010.

(6)	Mr. Thompson joined the Company in 2004 and became a Named Executive Officer upon the retirement of John G. Williams on October 1, 2010.

(7)	The amounts represent annual bonus amounts earned during the year and paid at the beginning of the subsequent year.

(8)	For a discussion of restricted stock awards granted in 2010, see “Compensation Discussion and Analysis — Stock-Based Incentive Compensation.” The amounts reflect the full fair market value on the date of grant, assuming the completion of service-based vesting conditions. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. There is no assurance that the FASB ASC Topic 718 amounts reflected in this table will ever be realized by the Named Executive Officers. See Note 13 of the consolidated financial statements in the Company’s Annual Report on SEC Form 10-K for the year ended December 31, 2010 regarding assumptions underlying valuation of equity awards.

(9)	The amounts represent payouts of the first vesting of long-term cash performance awards granted in January 2009. These awards vest equally in thirds on the anniversary of the grant. The first tranche achieved payout of 165% of base and was paid in January 2010. The payout was calculated using the average closing stock price for the last twenty trading days of 2009.

(10)	This column includes personal benefits and other items shown in the table below. In valuing personal benefits, we use the incremental cost to the Company of the benefit.

		Cost Of	Foreign Tax and	Extensive	Housing	Company
		Living	Tax Equalization	Travel	Lease	401(k) Matching
	Year	Adjustment	Payments	Payments	Costs	Contributions	Other	Total
Mr. Transier	2010	—	—	136,658	—	9,800	—	146,458
	2009	—	—	144,000	—	9,800	—	153,800
	2008	—	—	288,516	—	9,200	—	297,716
Mr. Grenz	2010	114,108	475,745	—	207,746	9,800	—	807,399
	2009	133,669	398,049	—	170,276	9,800	—	711,794
	2008	19,018	—	—	55,089	—	—	74,107
Mr. Kirksey	2010	—	—	74,510	—	9,800	—	84,310
	2009	—	—	96,500	—	9,800	—	106,300
	2008	—	—	42,000	—	9,200		51,200
Mr. Emme	2010	—	—	—	—	8,936	—	8,936
	2009	—	—	—	—	—	—	—
	2008	—	—	—	—	—	—	—
Mr. Williams	2010	—	—	64,404	—	—	—	64,404
	2009	78,046	388,239	—	160,451	9,800	—	636,536
	2008	104,728	210,899	—	257,882	9,200		582,709
Mr. Thompson	2010	—	—	—	—	9,800	—	9,800
	2009	—	—	—	—	9,800	—	9,800
	2008	—	—	—	—	9,200	—	9, 200
As discussed in “Employment, Change-in-Control and Severance Agreements,” Mr. Transier’s compensation is subject to an employment agreement. Our other named executive officers were not covered by employment agreements at December 31, 2010.
2010 Grants of Plan-Based Awards Table
The following table sets forth certain information with respect to restricted stock awards and stock option awards granted during the year ended December 31, 2010 to each of our Named Executive Officers. All awards become fully vested upon a “corporate change” or “change in control” as discussed in “Employment, Change in Control and Severance Agreements.”

			Estimated Possible	Estimated	All Other Stock
			Payouts Under Non-	Maximum Possible	Awards:	Grant Date Fair
			Equity Incentive Plan	Payouts Under	Number of	Value of Stock
			Awards	Non-Equity	Shares of Stock	and Option
			Target	Incentive Plan	or Units	Awards
Name	Grant Date	Approval Date	($)	($)	(#)	($)
	(1)	(1)	(2)	(2)	(3)
Mr. Transier	01/04/2010	12/09/2009	1,080,000	2,160,000	131,430	975,211
Mr. Grenz	01/04/2010	12/09/2009	360,000	720,000	34,286	254,402
Mr. Kirksey	01/04/2010	12/09/2009	480,000	960,000	45,715	339,205
Mr. Williams	01/04/2010	12/09/2009	330,000 (4)	660,000 (4)	31,429 (5)	233,203
Mr. Emme	01/20/2010	12/22/2009	—	—	85,715	642,005
Mr. Thompson	01/04/2010	12/09/2009	60,000	120,000	5,715	42,405

(1)	Under our compensation policy, the Compensation Committee approves annual grants of stock awards at its regularly scheduled meeting in December for awards to be issued at the beginning of the following year. The exercise price of any options granted is set at the closing price on the grant date.

(2)	The non-equity incentive plan awards were granted in January 2010 and vest equally in thirds on the anniversary of the award. The first tranche was achieved payout of 175% of the base award and was paid in January 2011, and is reflected in our “Target” column above. The “Maximum” column amounts reflect the potential 200% cap of the award, using the assumption that our stock price remains consistent for the remaining years left in the vesting period; amounts that could actually be awarded under the Maximum column can only be determined with certainty at the end of the vesting period and may be less than the amounts reflected here.. The payout was calculated using the average closing stock price for the last twenty trading days of 2010. See “Stock-Based Incentive Awards — 2010 Grants” above for more details of the payout.

(3)	The awards vest in equal annual installments over a three-year period.

(4)	Mr. Williams retired on September 30, 2010 forfeiting his non-equity incentive plan award.

(5)	10,477 shares of restricted stock vested on January 1, 2011. Mr. Williams will forfeit the remaining 20,952 shares on March 31, 2011.
2010 Outstanding Equity Awards at Fiscal Year-End Table
The following table includes certain information with respect to the value of all unexercised options and unvested stock awards previously awarded to the Named Executive Officers at December 31, 2010.

	Option Awards					Stock Awards
						Number of Shares	Market Value of
	Number of Securities Underlying			Option		or Units of Stock	Shares or Units of
	Unexercised Options			Exercise		That Have Not	Stock That Have
	(#)			Price	Option Expiration	Vested	Not Vested
Name	Exercisable	Unexercisable		($)	Date	(#)	($)
Mr. Transier	16,234	32,468	(1)	3.78	01/02/2019	162,858 (6)	2,247,440
	47,144	23,571	(2)	9.24	01/02/2018
	17,858	—		24.57	01/02/2011
Mr. Grenz	2,165	4,329	(1)	3.78	01/02/2019	48,572 (7)	670,294
	26,191	9,524	(3)	5.25	11/03/2018

	Option Awards					Stock Awards
						Number of Shares		Market Value of
	Number of Securities Underlying			Option		or Units of Stock		Shares or Units of
	Unexercised Options			Exercise		That Have Not		Stock That Have
	(#)			Price	Option Expiration	Vested		Not Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)
Mr. Kirksey	7,576	15,152	(1)	3.78	01/02/2019	65,048	(8)	897,662
	5,239	2,619	(2)	9.24	01/02/2018
	57,143	—		14.00	09/26/2017
Mr. Williams	8,658	17,316	(4)	3.78	09/30/2012	53,143	(9)	733,373
	28,572	—		7.98	09/30/2012
	5,239	2,619	(5)	9.24	09/30/2011
Mr. Emme	—	—		—	—	57,143	(10)	788,573
Mr. Thompson	920	1,840	(1)	3.78	01/02/2019	9,071	(11)	125,180
	2,572	1,286	(2)	9.24	01/02/2018
	2,858	—		24.57	01/02/2011

(1)	These options vest and become exercisable in equal installments on January 1, 2011 and 2012.

(2)	These options vest and become exercisable on January 1, 2011.

(3)	These options vest and become exercisable on November 3, 2011.

(4)	Under the terms of Mr. Williams’ retirement agreement, his option awards continue to vest through March 31, 2011. Therefore 8,658 of these options vest and become exercisable in January, 2011 and 8,658 will be forfeited.

(5)	Under the terms of Mr. Williams’ retirement agreement, his option awards continue to vest through March 31, 2011. Therefore these options vest and become exercisable on January 1, 2011.

(6)	Of these restricted stock awards, 24,286 vested on January 1, 2011; 35,714 of these restricted stock awards vest in two equal annual installments beginning on January 1, 2011 and 102,858 of these restricted stock awards vest in three equal annual installments beginning on January 1, 2011.

(7)	Of these restricted stock awards, 9,524 vest on November 3, 2011; 4,762 of these restricted stock awards vest in two equal amounts beginning on January 1, 2011 and 34,286 of these restricted stock awards vest in three equal installments beginning on January 1, 2011.

(8)	Of these restricted stock awards, 2,666 vest on January 1, 2011; 16,667 of these restricted stock awards vest in two equal amounts beginning on January 1, 2011 and 45,715 of these restricted stock awards vest in three equal installments beginning on January 1, 2011.

(9)	Of these restricted stock awards, 22,666 vest on January 1, 2011 and 30,477 of these restricted stock awards will be forfeited on March 31, 2011.

(10)	Of these restricted stock awards, 57,143 vest in two equal installments beginning Jan 20, 2011.

(11)	Of these restricted stock awards, 1,332 vest on January 1, 2011; 2,024 of these restricted stock awards vest in two equal amounts beginning on January 1, 2011 and 5,715 of these restricted stock awards vest in three equal installments beginning on January 1, 2011.

2010 Option Exercises and Stock Vested Table
The following table includes certain information with respect to stock award vesting by the Named Executive Officers during the year ended December 31, 2010.

	Stock Awards
	Number of Shares	Value Realized on
	Acquired on Vesting	Vesting
Name	(#)	($)

Mr. Transier	82,621	$665,099.05
Mr. Grenz	11,905	$97,835.29
Mr. Kirksey	30,049	$256,561.41
Mr. Williams	31,239	$271,474.35
Mr. Emme	28,572	$206,000.00
Mr. Thompson	4,728	$38,594.08
2010 Potential Payments upon Termination or Change in Control Table
The following table includes certain information with respect to potential payments upon termination or change in control to the Named Executive Officers, assuming that the termination or change in control occurred on December 31, 2010.

		Termination
		w/o Cause or
		for Good	Voluntary			Change in
Name	Benefit	Reason	Termination	Death	Disability	Control

Mr. Transier
	Severance (1)	5,100,000	—	—	—	5,100,000
	Stock options (unvested and accelerated) (2)	340,525	—	340,525	340,525	340,525
	Restricted stock awards (unvested and accelerated)(3)	2,247,440	—	2,247,440	2,247,440	2,247,440
	Health and welfare benefits continuation (1)	12,824	—	—	—	38,472

Mr. Grenz
	Severance (4)	—	—	—	—	1,279,333
	Stock options (unvested and accelerated) (2)	66,365	—	66,365	66,365	66,365
	Restricted stock awards (unvested and accelerated) (3)	670,294	—	670,294	670,294	670,294
	Health and welfare benefits continuation (4)	—	—	—	—	—

		Termination
		w/o Cause or
		for Good	Voluntary			Change in
Name	Benefit	Reason	Termination	Death	Disability	Control
Mr. Kirksey
	Severance (4)	—	—	—	—	1,410,000
	Stock options (unvested and accelerated) (2)	81,474	—	81,474	81,474	81,474
	Restricted stock awards (unvested and accelerated) (3)	897,662		897,662	897,662	897,662
	Health and welfare benefits continuation (4)	—	—	—	—	40,980

Mr. Emme						950,000
	Severance (4)	—	—	—	—
	Stock options (unvested and accelerated) (2)		—
	Restricted stock awards (unvested and accelerated) (3)	788,573		788,573	788,573	788,573
	Health and welfare benefits continuation (4)	—	—	—	—	40,980

Mr. Thompson
	Stock options (unvested and accelerated) (2)	18,838		18,838	18,838	18,838
	Restricted stock awards (unvested and accelerated) (3)	125,180		125,180	125,180	125,180

Mr. Williams (5)

(1)	Pursuant to Mr. Transier’s employment agreement, Mr. Transier would receive (i) a payment of three times the sum of his annual salary and his average bonus for the last two years and (ii) the standard health and welfare benefits available to our employees for three years following a change in control. The amount for the health and welfare benefits is estimated based on health and welfare benefit costs for 2010.

(2)	Calculated as the in-the-money value of unvested stock options as of December 31, 2010.

(3)	Calculated as the value of unvested restricted stock awards as of December 31, 2010.

(4)	Pursuant to change in control termination benefits agreements, each executive vice president would receive (i) a payment of two times the sum of his annual salary and his average bonus for the last three years and (ii) the standard health and welfare benefits available to our employees for 18 months following a change in control. Such benefits are payable only upon termination, as defined, upon a change in control. The amount for the health and welfare benefits is estimated based on health and welfare benefit costs for 2010.

(5)	Mr. Williams retired from the Company on September 30, 2010. He was awarded a prorated 2010 annual bonus of $172,120 which was paid in January 2011.
Employment, Change in Control and Severance Agreements
We maintain an employment agreement with Mr. Transier that provides for certain severance benefits, and we provide all of our executive vice presidents with the opportunity to participate in a change in control termination plan and receive vesting acceleration provisions with respect to their equity-based compensation awards. We provide these benefits to our key employees because we believe that change in control protection allows management to focus their attention and energy on the business transaction at hand without any distractions regarding the effects of a change-of-control. Likewise, post-termination payments allow management to focus their attention and energy on making the best objective business decisions that are in the interest of the company without allowing personal considerations to cloud the decision-making process.
Chief Executive Officer
Mr. Transier is covered by an employment agreement with an annual salary of $800,000, payable in cash or stock at his election. Under the employment agreement, Mr. Transier is also eligible for annual bonus consideration of up to 200% of base pay, all or any portion of which may be awarded in the sole discretion of our Board of Directors on advice of its Compensation Committee. The Compensation Committee amended Mr. Transier’s employment agreement during 2008 to extend the term through May 31, 2011 and include minor technical corrections to comply with current U.S. tax regulations.
Mr. Transier’s employment agreement requires the payment on termination of employment during the contract term (i) at our election other than as a result of the executive’s misconduct or disability or (ii) at the executive’s election following a “corporate change” or a breach of the employment agreement by us, of three times the executive’s most recent annual salary and deemed bonus (the average bonus paid during the most recent two years). In addition, all unvested employee restricted common stock and options would vest upon any such termination.
If the chief executive officer was to receive an excess parachute payment as defined in Section 280G of the Code, which would be subject to excise tax, we are required under the agreement to reimburse all such tax payable by him plus any additional excise and income taxes related to the reimbursement.
For purposes of Mr. Transier’s agreement, a “corporate change” includes:
•	the acquisition by any person, other than the Company or its affiliates, of 30% or more of our combined voting power resulting in a change of a majority of the members of the board;

•	the replacement of a majority of the directors under certain circumstances during a two-year period; and

•	the consummation of certain mergers or approval of a plan for the sale or disposition of substantially all of our assets.
Other Executive Officers
Each of our named executive officers holds stock options and restricted stock grants as to which conditions to full vesting (and, therefore, lapse of forfeiture restrictions) have not occurred. If a “Change in Control” occurs, all vesting requirements will be accelerated such that options held by named executive officers to purchase approximately 91,000 shares will become exercisable in full and all restrictions on approximately 343,000 restricted shares will lapse in full.
Under the terms of the options, a “Change in Control” is defined to include (i) a merger, reorganization or consolidation in which we are acquired by another person or entity (other than a holding company formed by the Company); (ii) the dissolution or liquidation of the Company; (iii) any transaction where any person or entity acquires ownership or control of 30% or more of the outstanding shares and as a result the persons who were directors of the Company before the transaction cease to constitute a majority of the board; (iv) a sale or transfer of substantially all of our assets in a transaction that requires stockholder approval; (v) during a period of two consecutive years, individuals who were directors at the beginning of the period, or whose election or nomination were approved by a vote of a majority of directors then still in office, cease for any reason to constitute a majority of the board; or (vi) any other event that a majority of the board shall determine constitutes a Change in Control.

Each of our executive vice presidents are covered by a change in control termination benefits agreement. Pursuant to these agreements, if the executive’s employment is terminated within 24 months following a change in control by us without cause or by the executive for good reason, the executive shall be entitled to receive the following payments:
•	An amount equal to two times his annual base salary;

•	An amount equal to two times the executive’s average bonus for the prior three years in which the date of termination occurs;

•	A pro rata portion of his annual target bonus for the year in which such termination occurs; and

•	Continuation of health benefits for a period of 18 months following the date of termination, with Endeavour continuing to pay the same portion of the premiums as it does for current employees.
The agreement provides for an excise tax gross-up for any excess parachute payments under Section 280G of the Code.
Equity Compensation Plan Information
The following table sets forth, as of December 31, 2010, information with respect to securities authorized for issuance under equity compensation plans.

Number of
securities remaining
	Number of	Weighted-	available for future
	securities to be	average	issuance under
	issued upon	exercise price	equity
	exercise of	of outstanding	compensation plans
	outstanding	options,	(excluding securities
	options, warrants	warrants and	reflected in column
	and rights	rights	(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	342,666	$10.06	1,476,893
Equity compensation plans not approved by security holders	121,430	$10.01	—

Total	464,096	$10.04	1,476,893

The options issued outside of equity compensation plans approved by security holders were issued to officers upon commencement of employment with a term of five years from the date of grant and vest equally over three years.

Compensation Committee Report on Executive Compensation
We have reviewed and discussed with management the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K. Based on the reviews and discussions, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Company’s 2011 Annual Meeting Proxy Statement.
John B. Connally III, Chairman
Nancy K. Quinn
John N. Seitz
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee is an officer or employee of the Company or any of its subsidiaries and none of our executive officers has served on the board or compensation committee of any other entity that has or has had an executive officer who served as a member of our Board of Directors or Compensation Committee during 2010.
Certain Relationships and Related Transactions
During 2010, there were no transactions in which we were a participant and the amount involved exceeded $120,000, and in which any related person, including our officers and directors, had or will have a direct or indirect material interest, and no such transactions are currently proposed.
Our Code of Business Conduct, which applies to all employees, including our executive officers and our directors, provides that business is to be conducted with the highest degree of honesty and ethical behavior. Executive officers and directors are required to report any potential conflict of interest and are encouraged to discuss any potential issue with the chief executive officer. In addition, the annual director and officer questionnaire requires all related party transactions to be reported to us. Our Governance and Nominating Committee reviews the material facts of all reported matters, by taking into account, among other factors it deems appropriate, whether a transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction to determine whether an actual conflict of interest exists. No director may participate in any discussion or approval of a matter for which he or she is a related party. If a matter will be ongoing, the committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then at least annually must review and assess ongoing relationships with the related party. Any matter that is determined to be a conflict of interest for which a waiver is provided will be posted on our website pursuant to the Code of Business Conduct.

Report of the Audit Committee
The Audit Committee is governed by a charter adopted by the Board of Directors and is comprised of three independent outside directors. The Board of Directors has determined that Ms. Quinn and Messrs. Nergaard and Connally qualify as Audit Committee financial experts, based on the definition and additional expertise factors outlined by the SEC.
Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies that we follow. The independent registered public accounting firm is responsible for auditing our financial statements annually, for reviewing our unaudited interim financial statements and for reporting on certain matters to the Audit Committee. The Audit Committee’s primary responsibility is to monitor and oversee these processes and the independence and performance of our independent registered public accounting firm. The Audit Committee’s specific responsibilities are set forth in the audit committee charter.
The Audit Committee has reviewed and discussed with management the audited financial statements contained in our Form 10-K for the year ended December 31, 2010 and matters related to Section 404 of the Sarbanes-Oxley Act of 2002. It has also met with KPMG, our independent auditors for 2010, with and without management present, to discuss the results of their audit and their evaluation of our internal controls.
The Audit Committee has also discussed with the independent auditors the matters required to be discussed pursuant to Statement of Auditing Standards No. 61, Communications with Audit Committees, as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants (Professional Standards, Vol.1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Audit Committee has received and reviewed the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended by the Independence Standards Board as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with KPMG such independent auditors’ independence. The Audit Committee has also considered whether the provisions of non-audit services to the Company by KPMG are compatible with maintaining their independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Form 10-K for the year ended December 31, 2010 to be filed with the SEC.
This report is submitted on behalf of the Audit Committee.
Nancy K. Quinn, Chairman
John B. Connally III
Leiv L. Nergaard

Security Ownership of Certain Beneficial Owners and Management
Common Stock and Series C Convertible Preferred Stock
The following table shows the amount of common stock and Series C Convertible Preferred Stock beneficially owned (as defined by the SEC’s rules and regulations) by (a) persons whom we know to be the beneficial owners of more than 5% of our outstanding common stock based solely on our review of the Schedule 13G Statements of Beneficial Ownership filed by such persons with the SEC on the dates indicated, (b) persons whom we know to be the beneficial owners of more than 5% of our Series C Convertible Preferred Stock, (c) our directors, (d) each Named Executive Officer and (e) our directors and executive officers as a group. The beneficial holders listed below do not possess any additional voting rights with respect to the shares of our common stock that they own. The holders of the Series C Convertible Preferred Stock are entitled to 114.3 votes per share on the proposals at the Annual Meeting. The number of shares shown includes shares that are individually owned or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority.
Except as otherwise indicated, all information is as of March 31, 2011:

				Series C
			Percentage of	Convertible	Percentage of
			Common Stock	Preferred	Series C
	Common Stock		Beneficially	Stock	Convertible
Name and Address of	Beneficially Owned		Owned	Beneficially	Preferred Stock
Beneficial Owner	(1)		(1)	Owned	Beneficially Owned
Smedvig QIF Plc 39/40 Upper Mount Street Dublin 2, Ireland	5,007,858	(2)	12.5%	—	—
Steelhead Partners, LLC 1301First Avenue Suite 201 Seattle, Washington, 98101	2,229,500	(3)	6.1%	—	—
William L. Transier	1,113,198	(4)	3.0%	—	—
John N. Seitz	1,073,304	(5)	2.9%	—	—
J. Michael Kirksey	279,730	(6)	*	—	—
Nancy K. Quinn	186,360	(7)	*	—	—
John G. Williams	137,546	(8)	*	—	—
Carl D. Grenz	133,928	(9)	*	—	—
James J. Emme	114,716	(10)	*	—	—
Charles J. Hue Williams	80,973	(11)	*	—	—
John B. Connally III	64,462	(12)	*	—	—
Robert L. Thompson	60,986	(13)	*	—	—

				Series C
			Percentage of	Convertible	Percentage of
			Common Stock	Preferred	Series C
	Common Stock		Beneficially	Stock	Convertible
Name and Address of	Beneficially Owned		Owned	Beneficially	Preferred Stock
Beneficial Owner	(1)		(1)	Owned	Beneficially Owned
Leiv L. Nergaard	36,650	(14)	*	—	—
Sheldon R. Erikson	33,003	(15)	*	—	—
Goldman Sachs Asset Management, L.P. One New York Plaza 47th Floor New York, NY 10004	1,592,031	(16)	4.2%	12,000	26.67%
Eton Park Capital Management, L.P. 825 Third Avenue, 9th Floor New York, New York 10011	1,257,143	(17)	3.3%	11,000	24.44%
HBK Investments L.P. 2101 Cedar Springs Road Suite 700 Dallas, Texas 75201	822,861	(18)	2.2%	7,200	16.00%
TPG-Axon GP, LLC 888 Seventh Avenue 38th Floor New York, NY 10019	800,004	(19)	2.1%	7,000	15.56%
Magnetar Capital Master Fund, Ltd. 1603 Orrington Avenue Evanston, IL 60201	457,145	(20)	1.2%	4,000	8.89%
All directors and executive officers as a group (12 persons)	3,314,856	(21)	9.0%	—	—

*	Less than 1%.

(1)	Pursuant to the rules and regulations promulgated under the Exchange Act, shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares or to direct the vote or disposition of such shares, whether or not he has any pecuniary interest in such shares, or if he has the right to acquire the power to vote or dispose of such shares or to direct the vote or disposition of such shares within 60 days, including any right to acquire such power through the exercise of any option, warrant or right. This table has been prepared based on 36,667,041 shares of common stock and 45,000 shares of Series C Preferred Stock outstanding as of March 31, 2011.

(2)	The number of shares reported as beneficially owned by Smedvig QIF Plc includes 3,454,564 shares issuable upon conversion of the convertible bonds, based on the initial conversion rate of $16.52 per share and assuming conversion on March 31, 2011.

(3)	Based upon the Schedule 13G/A filed February 4, 2011 with the SEC with respect to its securities as of December 31, 2010; and its acquisition of 500,000 shares of common stock through the Company’s equity offering in March 2011. As a group, Steelhead Partners, LLC, James Michael Johnston, Brian Katz Klein and Steelhead Navigator Master, L.P. have shared voting and dispositive power over the securities. Mr. Johnston and Mr. Klein disclaim beneficial ownership other than as to the portion of such shares relating to his individual economic interest.

(4)	Mr. Transier is our Chief Executive Officer, President and Chairman of the board. The shares beneficially owned by Mr. Transier include 103,183 shares of common stock underlying stock options.

(5)	Mr. Seitz is our Vice Chairman of the board.

(6)	Mr. Kirksey is our Executive Vice President and Chief Financial Officer. The shares beneficially owned by Mr. Kirksey include 80,153 shares of common stock underlying stock options.

(7)	Ms. Quinn is a director. The shares beneficially owned by Ms. Quinn include 5,716 shares of common stock underlying stock options.

(8)	Mr. Williams was our Executive Vice President of Exploration and retired from the Company on September 30, 2010.

(9)	Mr. Grenz is our Executive Vice President, International. The shares beneficially owned by Mr. Grenz include 30,521 shares of common stock underlying stock options.

(10)	Mr. Emme is our Executive Vice President, North America.

(11)	Mr. Hue Williams is a director. The shares beneficially owned by Mr. Hue Williams include 5,716 shares of common stock underlying stock options.

(12)	Mr. Connally is a director. The shares beneficially owned by Mr. Connally include 5,716 shares of common stock underlying stock options. Also includes 4,579 shares owned of record by Pin Oak Energy Partnership, of which Mr. Connally owns 50% of the partnership interest and has voting and investing power.

(13)	Mr. Thompson is Senior Vice President, Chief Accounting Officer and Corporate Planning. The shares beneficially owned by Mr. Thompson include 5,698 shares of common stock underlying stock options.

(14)	Mr. Nergaard is a director. The shares beneficially owned by Mr. Nergaard include 1,906 shares of common stock underlying stock options.

(15)	Mr. Erikson is a director.

(16)	Includes 1,371,436 shares of common stock issuable upon conversion of the Series C Convertible Preferred Stock. Based on a Schedule 13G filed February 14, 2011 as a group, Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC have shared voting and dispositive power over the securities.

(17)	Includes 1,257,143 shares of common stock issuable upon conversion of the Series C Convertible Preferred Stock. Based on a Schedule 13G/A filed February 14, 2011, as a group, Eton Park Fund, L.P., Eton Park Master Fund, Ltd., Eton Park Associates, L.P., Eton Park Capital Management, L.P. and Eric M. Mindich have shared voting and dispositive power with respect to 1,257,143 shares of common stock. Members of the group have the following voting and dispositive power: Eton Park Fund, L.P. has shared voting and dispositive power as to 414,857 shares; Eton Park Master Fund, Ltd. has shared voting and dispositive power as to 842,286 shares; Eton Park Associates, L.P. has shared voting and dispositive power as to 414,857 shares; Eton Park Capital Management, L.P. has shared voting and dispositive power as to 1,257,143 shares; and Mr. Mindich has shared voting and dispositive power as to 1,257,143 shares. Mr. Mindich disclaims beneficial ownership other than as to the portion of such shares relating to his individual economic interest.

(18)	Includes 822,861 shares of common stock issuable upon conversion of the Series C Convertible Preferred Stock.

(19)	Includes 800,004 shares of common stock issuable upon conversion of the Series C Convertible Preferred Stock.

(20)	Includes 457,145 shares of common stock issuable upon conversion of the Series C Convertible Preferred Stock. Magnetar Capital Master Fund Ltd. have shared voting and dispositive power as to the shares of common stock.

(21)	Includes 238,609 shares issuable upon exercise of options.

Series B Preferred Stock
The holders of our Series B preferred stock are entitled to vote with the holders of common stock on all matters for which stockholders are entitled to vote. Each share of Series B preferred stock is entitled to 0.14 votes per share.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than ten percent of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Such officers, directors and ten percent stockholders are also required by applicable SEC rules to furnish us with copies of all forms filed with the SEC pursuant to Section 16(a) of the Exchange Act. Based solely on our review of the copies of such forms we received, we believe that during the fiscal year ended December 31, 2010 all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were satisfied in a timely fashion.
Some Questions You May Have Regarding this Proxy Statement
Unless the context otherwise requires, references to the “Company”, “Endeavour”, “we”, “us” or “our” mean Endeavour International Corporation or any of its subsidiaries.
Q:	Why am I receiving these materials?

A:	The accompanying proxy is being solicited on behalf of the Board of Directors of Endeavour International Corporation, a Nevada corporation. We are providing these proxy materials to you in connection with our 2011 Annual Meeting of Stockholders ,to be held on Thursday, May 26, 2011, at 10:00 a.m., Central Daylight Time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010. As a Company stockholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this proxy statement. The Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy and voting instructions are being mailed beginning April 18, 2011.

Q:	Who may vote at the meeting?

A:	You may vote all of the shares of our common stock, Series B preferred stock and Series C preferred stock that you owned at the close of business on March 31, 2011, the record date.

Q:	What proposals will be voted on at the meeting?

A:	There are four Company proposals to be considered and voted on at the meeting, which are:
1.	To elect three Class I directors whose terms will expire in 2014;

2.	To ratify the appointment of KPMG as independent registered public accounting firm for the Company for the year ending December 31, 2011;

3.	To approve, by non-binding vote, executive compensation; and

4.	To recommend, by non-binding vote, the frequency of executive compensation votes
We will also consider other business that properly comes before the meeting, or any adjournment or postponement thereof, in accordance with Nevada law and our Bylaws.
Q:	How does the Board of Directors recommend I vote?

A:	Please see the information included in the proxy statement relating to the proposals to be voted on. Our Board of Directors unanimously recommends that you vote:
1.	“FOR” each of the nominees to the Board of Directors;

2.	“FOR” “ the ratification of KPMG as independent registered public accounting firm for the Company;

3.	“FOR” the approval of the Company’s executive compensation; and

4.	“THREE YEARS” for the frequency of the vote on executive compensation.
Q:	What happens if additional matters are presented at the Annual Meeting?

A:	Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, William L. Transier and Robert L. Thompson, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Nevada law and our Bylaws.

Q:	How do I vote?

A:	If your shares are registered directly in your name with our transfer agent, StockTrans, Inc., on March 31, 2011, the record date, you are considered a stockholder of record with respect to those shares and the proxy materials and proxy card are being sent directly to you. If you hold Series B preferred stock or Series C preferred stock, Broadridge Financial Solutions will be sending the proxy materials and proxy card directly to you.

Stockholders of record may vote their shares via telephone by using the toll-free number listed on the proxy card or via the Internet at the website for Internet voting listed on the proxy card. In both methods of voting, the control number found on your proxy card will be needed. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

Stockholders who elect to vote by mail are asked to date, sign and return the enclosed proxy card using the self-addressed, postage-paid envelope provided. Telephone and Internet voting for stockholders of record will close at 11:59 p.m., Eastern Daylight Time, on the evening before the Annual Meeting. To vote at the meeting, please bring the enclosed proxy card, or vote using the ballot provided at the meeting.

If, like many stockholders, you hold your shares in street name through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of shares, and the proxy materials are being forwarded to you by your bank or broker. The availability of telephone and Internet voting will depend upon the voting processes of the bank or broker and stockholders should follow the voting instructions on the form they receive from their bank or broker.

Street name stockholders who elect to vote by mail are asked to date, sign and return the enclosed voting instruction card using the self-addressed, postage-paid envelope provided. To vote at the meeting, you must obtain a legal proxy from the holder of record for your shares.

Q:	What constitutes a quorum, and why is a quorum required?

A:	A quorum is required for our stockholders to conduct business at the meeting in accordance with our Bylaws. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions and broker non-votes, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

Q:	What vote is required to approve the proposals?

A:	Proposal 1:

Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote. This means that the director nominees who receive the most votes will be elected to fill the available seats on the board.
Proposal 2:
The ratification of KPMG will be approved by the vote of the holders of a majority of the stock having voting power present in person or represented by proxy.
Proposal 3:
The non-binding, advisory vote on executive compensation (“Say-on-Pay”) will be approved by the vote of the holders of a majority of the stock having voting power present in person or represented by proxy. The results of this vote are not binding on the Board of Directors.
Proposal 4:
While approval of matters presented to the Company’s stockholders generally requires the affirmative vote of a majority of the shares present in person or by proxy, because this proposal is advisory and non-binding and there are four options from which a stockholder may choose to vote, the option receiving a plurality of the votes cast by the holders of shares entitled to vote will be considered the frequency recommended by the Company’s stockholders. The results of this vote are not binding on the Board of Directors.
Holders of our common stock, Series B preferred stock and Series C preferred stock will vote together as a single class on each proposal. On the record date, Endeavour International Corporation had 36,667,041 shares of common stock, 19,714 shares of Series B preferred stock and 45,000 shares of Series C Convertible Preferred stock outstanding and entitled to be voted at the meeting. Each stockholder is entitled to one vote for each share of common stock and 0.14 vote for each share of Series B preferred stock held by such stockholder. Each stockholder of the Series C Convertible Preferred stock is entitled to 114.3 votes for each share of Series C Convertible Preferred stock held by such stockholder.
Q:	How are abstentions and broker non-votes counted?

A:	Abstentions are counted as present for purposes of determining a quorum. If you abstain, it will have no effect on the election of the directors or the approval of the non-binding, advisory vote on the frequency of the vote on executive compensation. However, if you abstain, it will have the same effect as a vote “AGAINST” the ratification of the appointment of the independent registered public accounting firm and the approval of the non-binding, advisory vote on executive compensation.

A broker non-vote will be counted for purposes of determining a quorum. Broker non-votes will have no effect on the election the directors, the approval of executive compensation or the approval of the frequency of the vote on executive compensation.

William L. Transier and Robert L. Thompson are officers of the Company and were named by our Board of Directors as proxy holders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted as recommended by the Board of Directors. For beneficial stockholders, your broker or nominee will not be permitted to exercise voting discretion with respect to any other business that may come before the meeting if you do not provide timely instructions.

Q:	What are broker non-votes?

A:	Under NYSE rules, brokers are not permitted to vote their customers’ shares on non-routine matters unless they have received voting instructions from their customers. These rules define which matters are considered “non-routine,” which includes all of the matters expected to be brought before the Annual Meeting other than the ratification of the appointment of KPMG as our independent auditor for 2011. Broker non-votes are shares held in “street name” for which brokers do not receive voting instructions, and for which such brokers are not allowed to exercise discretionary voting authority because the matter is non-routine. If your shares are held in “street name,” you should follow the directions provided by your broker to instruct your broker to vote your shares.

Q:	Will my shares be voted if I don’t provide my proxy or instruction form?

A:	Registered Stockholders: If your shares are registered in your name, your shares will not be voted unless you provide a proxy, voting instructions by Internet or by telephone, or vote in person at the Annual Meeting.

Beneficial Owners: If you hold shares through an account with a bank, broker, or other nominee, and you do not provide voting instructions, your shares still may be voted on certain matters as explained as follows:

Brokerage firms have authority under NYSE rules to vote shares on routine matters for which their customers do not provide voting instructions. The ratification of the appointment of KPMG as our independent registered public accounting firm for 2011 is considered a routine matter. As a result, if you hold your shares through a broker and do not direct the broker how to vote your shares on this routine matter, your broker may vote the shares on your behalf.

However, Proposals 1, 3, and 4 — the election of directors, the non-binding, advisory vote on executive compensation and the non-binding, advisory vote on the frequency of the vote on executive compensation, respectively — are considered to be non-routine by the NYSE. As a result, your broker cannot vote on proposals 1, 3, or 4 unless you provide voting instructions to your broker. We strongly encourage you to submit your voting instruction card and exercise your right to vote as a shareholder.

Please note that because of a change during 2010 in the NYSE rules on broker discretionary voting in director elections, your broker cannot vote on the election of directors unless you provide voting instructions to your broker.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy at any time before its exercise through submission of a later dated proxy or written notice to the Company’s Corporate Secretary or by re-casting your vote by telephone or Internet. You may also revoke your proxy by voting in person at the Annual Meeting. If you are a beneficial stockholder, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Q:	Where can I find voting results of the meeting?

A:	We will announce preliminary voting results at the meeting and publish final results on SEC Form 8-K within four business days of the shareholder meeting

Q:	Who is making this solicitation and who will bear the cost for soliciting votes for the meeting?

A:	We are soliciting your proxy on behalf of the Board of Directors. We will bear all expenses in conjunction with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners; provided however, that we will not bear any costs related to an individual stockholder’s use of the Internet or telephone to cast their vote. We have engaged Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut 06902, to assist us in the solicitation of proxies in connection with the Annual Meeting for a fee of approximately $8,000, plus out-of-pocket expenses. In addition, proxies may be solicited by mail, in person, or by telephone or fax by certain of our officers, directors and regular employees.

Q:	What is “householding”?

A:	Some banks, brokers and other nominee record holders may send a single set of proxy materials and other stockholder communications to any household at which two or more stockholders reside. This process is called “householding.” We will promptly deliver a separate copy of these documents to you, if you call or write us at the attention of Investor Relations Department, Endeavour International Corporation, 1001 Fannin Street, Suite 1600, Houston, Texas 77002, phone 713-307-8700. If you prefer to receive separate copies of our proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us at the above address or phone number.

Q:	Whom should I call with other questions?

A:	If you have additional questions about this proxy statement or the meeting or would like additional copies of this document or our 2010 Annual Report on SEC Form 10-K, please contact: Endeavour International Corporation, 1001 Fannin Street, Suite 1600, Houston, Texas 77002, Attention: Investor Relations Department, Telephone: (713) 307-8700.

Q:	How can I communicate with the Company’s Board of Directors? A: Stockholders may send communications to our board in care of the Corporate Secretary, Endeavour International Corporation, 1001 Fannin Street, Suite 1600, Houston, Texas 77002. Please indicate whether your message is for the Board of Directors as a whole, a particular group or committee of directors or an individual director.
Deadlines for Stockholder Proposals for Next Year’s Annual Meeting
You may submit proposals on matters appropriate for stockholder action at future annual meetings by following the rules of the SEC. We must receive proposals intended for inclusion in next year’s proxy statement and proxy card no later than December 15, 2011. All proposals and notifications should be addressed to the Office of the Corporate Secretary, Endeavour International Corporation, 1001 Fannin Street, Suite 1600, Houston, Texas 77002. If the Company does not receive notice of any matter that a stockholder wishes to raise at the annual meeting in 2012 by March 5, 2012 and the matter is raised at that meeting, the proxy holders for next year’s meeting will have discretionary authority to vote on the matter.
Other Matters
The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons named in the proxy.
By Order of the Board of Directors,

Andrea F. Sigerseth
Secretary
April 14, 2011

Additional Information about Us
     From time to time, we receive calls from stockholders asking how to obtain additional information about us. If you would like to receive information about us, you may use one of the following methods:
•	Our main Internet site, located at http://www.endeavourcorp.com. A link to our investor relations page can be found on our main Internet site. Our investor relations page contains, among other things, management presentations, financial information, stock quotes and links to our filings with the Securities and Exchange Commission.

•	You may read and copy the proxy statement at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain further information about the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our filings are also available to the public on the Securities and Exchange Commission’s website located at http://www.sec.gov.

•	To have information such as our latest quarterly earnings release, Annual Report on SEC Form 10-K or Quarterly Reports on SEC Form 10-Q mailed to you, please contact investor relations at (713) 307-8700 or via email at IR@endeavourcorp.com.
Important Notice Regarding the Availability of Proxy Materials
For the Annual Meeting of Stockholders to be Held on May 26, 2011
The Notice of Annual Meeting of Stockholders, our Proxy Statement
and our Annual Report are available at
www.proxyvote.com

ENDEAVOUR INTERNATIONAL CORPORATION 1001 FANNIN STREET, SUITE 1600 HOUSTON, TX 77002 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. To withhold authority to vote for any individual ENDEAVOUR INTERNATIONAL CORPORATION For Withhold For All nominee(s), mark “For All Except” and write the All All Except The Board of Directors recommends you vote number(s) of the nominee(s) on the line below. FOR ALL the following: Vote on Directors 000 1. Election of Directors Nominees: 01) John B. Connally III 02) Charles J. Hue Williams 03) William L. Transier Vote on Proposals The Board of Directors recommends you vote FOR proposals 2 and 3. 2. Ratification of the appointment of Independent Registered Public Accounting Firm for 2011. 3. Advisory, non-binding vote on executive compensation. The Board of Directors recommends you vote 3 YEARS: 4. Advisory, non-binding vote on the frequency of advisory vote on executive compensation. NOTE: The undersigned hereby acknowledges receipt of the notice of Annual Meeting of Stockholders and the Proxy Statement furnished herewith. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE. For address changes/comments, mark here. 0 (see reverse for instructions) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. VOTE BY INTERNET -www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. M32369-P10289 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date For Against Abstain 000 000 3 Years 2 Years 1 Year Abstain 0000

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 26, 2011: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. To obtain directions to attend the meeting and vote in person, please contact investor relations at (713) 307-8700 or via e-mail at IRendeavourcorp.com M32370-P10289 Address Changes/Comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) ENDEAVOUR INTERNATIONAL CORPORATION 1001 Fannin Street, Suite 1600, Houston, Texas 77002 This Proxy is Solicited By and on Behalf of the Board of Directors for the Annual Meeting of Stockholders, May 26, 2011. The undersigned hereby appoints William L. Transier and Robert L. Thompson, either or both of them, proxies of the undersigned with full power of substitution, to vote all shares of Endeavour International Corporation Common Stock, Series B Preferred Stock or Series C Preferred Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Endeavour International Corporation to be held in Houston, Texas on Thursday, May 26, 2011 at 10:00 a.m., local time, or at any adjournment or postponement thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment or postponement thereof. This proxy will be voted as indicated by the stockholder(s). If no choice is indicated on the reverse side, this proxy will be voted “FOR ALL” in item1, “FOR” in items 2 and 3, for “THREE YEARS” in item 4, and at the discretion of the proxy holders with regard to any other matter that may properly come before the meeting or any adjournment or postponement thereof. Continued and to be signed on reverse side